Exhibit 99.1

ORDER NO. 81181

APPLICATION OF BALTIMORE GAS AND ELECTRIC COMPANY FOR A QUALIFIED RATE ORDER TO FINANCE RATE STABILIZATION COSTS, AND FOR RELATED PURPOSES

(QUALIFIED RATE ORDER (SEC. 7-520(D))

____________________________________
* * * * * * * * *	BEFORE THE PUBLIC SERVICE COMMISSION OF MARYLAND _______________ CASE NO. 9089 _______________

APPEARANCES:

Daniel P. Gahagan and Beverly A. Sikora, for Baltimore Gas and Electric Company.

Andrew N. Beach and Michael Dean, for the Staff of the Maryland Public Service Commission.

Patricia A. Smith and Theresa V. Czarski, for the Maryland Office of People’s Counsel.

J. Joseph Curran, Jr. and M. Catherine Dowling, for the Maryland Office of Attorney General.

Before:      Kenneth D. Schisler, Chairman
            Harold D. Williams, Commissioner
            Allen M. Freifeld, Commissioner
            Charles R. Boutin, Commissioner

Filed: December 28, 2006

APPLICATION OF BALTIMORE GAS AND ELECTRIC COMPANY FOR AQUALIFIED RATE ORDER TO FINANCE RATE STABILIZATION COSTS, AND FOR RELATED PURPOSES ____________________________________________	* * * * * *	BEFORE THE PUBLIC SERVICE COMMISSION OF MARYLAND _________________ CASE NO. 9089 _________________

QUALIFIED RATE ORDER (SEC. 7-520(D))

TABLE OF CONTENTS

I.	DISCUSSION AND STATUTORY OVERVIEW			5
II.	DESCRIPTION OF PROPOSED TRANSACTION			14
III.	FINDINGS OF FACT			19
	A.	Identification and Procedure		19
		1.	Identification of Applicant and Application	19
		2.	Procedural History	20
		3.	Notice of Application	20
	B.	Rate Stabilization Costs (Sec. 7-520(g)) and Amount to be Securitized		20
		1.	Identification and Amounts	20
		2.	Amount to be Securitized	26
		3.	Issuance Advice Letter	27
		4.	Total Amount of Revenue to be Recovered	29
	C.	Structure of the Proposed Securitization		30
		1.	BondCo	30
		2.	Credit Enhancement and Arrangements to Reduce Interest Rate Risk or Enhance Marketability	34
		3.	Rate Stabilization Property (Sec. 7-520(i))	34
		4.	Servicer and the Servicing Agreement	35
		5.	Retail Electric Providers	39
		6.	Rate Stabilization Bonds (Sec. 7-520(f))	41
		7.	Security for Rate Stabilization Bonds	42
		8.	General Provisions	45
		9.	Qualified Rate Stabilization Charges ࿓Imposition and Collection, Nonbypassability	46
		10.	Periodic Payment Requirement	49
		11.	True-Up of Qualified Rate Stabilization Charges	50
		12.	Interim True-Up	53
		13.	Additional True-Up Provisions	54
		14.	Qualified Rate Stabilization Structure	55
D.	Use of Proceeds			58

i

CONCLUSIONS OF LAW	59
ORDERING PARAGRAPHS	68
Approval	68
Qualified Rate Stabilization Charges	73
Rate Stabilization Bonds	76
Servicing	80
Retail Electric Providers	83
Structure of the Securitization	85
Use of Proceeds	86
Miscellaneous Provisions	86
Schedule A	91
Calculation of Securitized Qualified Costs	91

Appendix A Form of Issuance Advice Letter

Appendix B Form of Tariff (Rider 14)

Appendix C Up-front Rate Stabilization Costs (Sec. 7-520(g)) and Ongoing Rate Stabilization Costs (Sec. 7-520(g))

Appendix D Qualified Rate Stabilization Bond Charges Calculation

Appendix E Form of True-up Calculation

ii

QUALIFIED RATE ORDER

This Qualified Rate Order (“QRO”) addresses the application of Baltimore Gas and Electric Company (“BGE” or “the Company”) under Public Utility Companies Article Sec. 7-524(b): (1) to securitize the sum of its deferred power costs, related carrying charges, and other qualified Rate Stabilization Costs that have been and will be incurred in connection with BGE’s Rate Stabilization Plan (Sec. 7-520(g)); (2) for approval of the proposed securitization financing structure and issuance of Rate Stabilization Bonds (Sec. 7-520(f)); (3) for approval of Qualified Rate Stabilization Charges (Sec. 7-520(e)) sufficient to recover Rate Stabilization Costs (Sec. 7-520(g)); and (4) for approval of a tariff to implement the Qualified Rate Stabilization Charges (Sec. 7-520(e)).

As discussed in this Qualified Rate Order (Sec. 7-520(d)), the Commission finds that BGE’s application for approval of the securitization transaction should be approved subject to the terms and conditions stated herein. The Commission also finds that the securitization approved in this Qualified Rate Order (Sec. 7-520(d)) meets all applicable requirements of the Public Utility Companies Article (Sec. 7-526(b)). Accordingly, in accordance with the terms of this Qualified Rate Order (Sec. 7-520(d)), the Commission: (1) approves the securitization requested by BGE; (2) authorizes the issuance of Rate Stabilization Bonds (Sec. 7-520(f)) in one or more series in an aggregate principal amount not to exceed the sum of the Rate Stabilization Costs, presently estimated as approximately $630 million (to be updated and adjusted at the time of pricing of the Bonds, as provided in this Qualified Rate Order) and approves the structure of the proposed securitization financing; (3) approves Qualified Rate Stabilization Charges (Sec. 7-520(e)) in an amount to be calculated as provided in this Qualified Rate Order (Sec. 7-520(d)); and (4) approves the form of tariff, as provided in this Qualified Rate Order (Sec. 7-520(d)), to implement those Qualified Rate Stabilization Charges (Sec. 7-520(e)).

In the Issuance Advice Letter discussed herein, BGE shall update the amount of the Rate Stabilization Costs (Sec. 7-520(g)) to reflect the latest information on the same, the actual issuance date of the Rate Stabilization Bonds (Sec. 7-520(f)), the actual interest rate(s) on the Bonds, the actual financing structure, and other relevant current information in accordance with the terms of this Qualified Rate Order (Sec. 7-520(d)). As provided in more detail in this Qualified Rate Order, BGE is authorized to cause its wholly-owned special-purpose finance subsidiary, tentatively known as BondCo, to issue Rate Stabilization Bonds (Sec. 7-520(f)) in an aggregate principal amount reflected in the Issuance Advice Letter issued in accordance with the terms of this Qualified Rate Order (Sec. 7-520(d)).

BGE submitted evidence demonstrating that the proposed securitization met the statutory test set forth in the statute (Sec. 7-526(b)) - namely, that the total amount of revenue to be collected under the Qualified Rate Order is less than the Rate Stabilization Costs revenue that would be recovered over the same period using the Company’s weighted average cost of capital. The statute imposes no other test or condition for the issuance of the Qualified Rate Order. All of the calculations performed by BGE demonstrated that the transaction would pass this test. For example, based upon current interest rates for obligations such as the Rate Stabilization Bonds, and the Company’s most recently approved weighted average cost of capital, the differential in revenue requirements to finance the same costs over the same period would result in a savings to BGE customers of approximately $143 million.

The Commission requires that the Company reaffirm that the statutory test will still be met, based on revised and updated information in the Issuance Advice Letter, within 48 hours after the pricing of the Rate Stabilization Bonds, all as provided in more detail in this Qualified Rate Order. In addition, the Commission will require that the Company certify in the Issuance Advice Letter that the pricing and structuring of the Rate Stabilization Bonds will result in the lowest Qualified Rate Stabilization Charge consistent with market conditions at the date and time of pricing and the terms of the Qualified Rate Order.

BGE provided a general description of the proposed transaction structure in its application and in the testimony and exhibits submitted in support of its application. Although the proposed transaction structure describes the principal details and contains approximations or estimates of all the costs and requirements, the final transaction structure will depend, in part, upon the requirements of the nationally-recognized credit rating agencies which will rate the Rate Stabilization Bonds (Sec. 7-520(f)) and, in part, upon the market conditions that exist at the time of pricing of the Rate Stabilization Bonds (Sec. 7-520(f)).

The Commission recognizes the need for flexibility with regard to the final details of the securitization transaction approved in this Qualified Rate Order (Sec. 7-520(d)), in order to best respond to and take advantage of market conditions at the time of issuance of the Rate Stabilization Bonds. The Commission instructs BGE and BondCo to (1) appoint at least four securities firms with prior experience in similar financings to underwrite the Rate Stabilization Bonds and to allocate the underwriting compensation among these firms in a manner that provides for an efficient mix of fixed-price and incentive compensation; and (2) request the underwriter to solicit fee proposals from at least two corporate trust banks to serve as Indenture Trustee. The Commission also determines that it is in the ratepayers’ interest that Commission staff and its advisor, Public Resources Advisory Group (“PRAG”), participate in the review and development of all related financing documents and in the structuring, marketing and pricing of the Rate Stabilization Bonds.

The Commission has established in this Qualified Rate Order (Sec. 7-520(d)) the criteria that must be met and confirmed in the Issuance Advice Letter, at the time of pricing of the Rate Stabilization Bonds, in order for the approvals and authorizations granted in this Qualified Rate Order (Sec. 7-520(d)) to become effective. These criteria are designed to ensure compliance with the statutory test of Sec. 7-526(b), based on updated information at the time of pricing of the Bonds. This Qualified Rate Order (Sec. 7-520(d)) grants authority to issue Rate Stabilization Bonds (Sec. 7-520(f)) and to impose and collect Qualified Rate Stabilization Charges (Sec. 7-520(e)) only if the final structure and terms of the securitization transaction comply in all material respects with these criteria. Finally, the authority and approval granted in this Qualified Rate Order (Sec. 7-520(d)) is effective only upon BGE filing with the Commission its written acceptance of this Qualified Rate Order, and an Issuance Advice Letter demonstrating compliance with the provisions of this Qualified Rate Order (Sec. 7-520(d)). The Commission anticipates and intends absent any unforeseen impediments that the transaction will close by the first quarter of 2007, so as to obtain these significant benefits to customers as soon as reasonably possible.

BGE has also sought approval of a separate Financing Credit Order to provide ongoing credits to ratepayers related to the issuance of the Rate Stabilization Bonds. The credits to be provided under the Financing Credit Order are critical to ensuring that the effective “all-in” cost to residential customers resulting from the implementation of the Qualified Rate Stabilization Charge and the Financing Credit is as low as possible.

I.   DISCUSSION AND STATUTORY OVERVIEW

In 2000, as a part of the deregulation of the electric utility industry, the Company’s retail rates for residential standard offer service were first reduced, and then frozen through the period ending June 30, 2006. After that date, the Company’s residential electric supply rates were required by law to change to reflect the actual market cost of purchased power. In January 2006, the Maryland Public Service Commission (“PSC” or “Commission”) ordered an investigation into a rate stabilization and market transition plan for the Company’s residential electric customers.1  This action was taken due to the scheduled implementation of market rates for electric supply in July 2006 that were expected to be substantially higher than the existing rates that were frozen in July 2000.2  Ultimately, the Company’s rate stabilization plan was decided during a Special Session of the Maryland General Assembly in June 2006. The statute passed by the Maryland General Assembly (Senate Bill 1, or “S.B. 1”) required that the Company: (1) limit the increase in total residential electric rates for the Company’s new market-based Standard Offer Service (“SOS”) residential electric customers to fifteen percent, for the period beginning July 1, 2006 to May 31, 2007; (2) defer charging customers for the balance of its residential electric supply costs; and (3) structure such deferral in a competitively neutral manner so

1  PSC Case No. 9052.
2 PSC Case No. 8794/8804 - Under the deregulation settlement agreement, BGE actually reduced its residential electric prices an average of 6.5% before freezing them to be effective in July 2000. The price reduction was on base rates which were established in 1993, and also froze the fuel rate at a time when fuel costs were much lower than they had been in many prior years.

that residential customers not on utility SOS would also receive the same benefit.3  BGE filed the first part of its Rate Stabilization Plan, Supplement 385, on June 23, 2006, and then amended the filing on June 28, 2006, at the request of the Commission’s Staff, to provide for a greater deferral adjustment. The Commission approved Supplement 385, as amended, on June 30, 2006, and BGE began the deferrals as of July 1.

The total amount of costs deferred as a result of the Company’s deferral credits was to be a Rate Stabilization Cost, to be recorded by the Company as a regulatory asset (Sec. 7-548(c)(2)(1)), and in accordance with further orders of the Commission, recovered through “a usage-based rate stabilization charge” over a period not to exceed 10 years (Sec. 7-548(d)). By implication, Sec. 7-548(e) indicates that the Company’s recoveries under this administrative recovery approach may be modified from time to time.

In addition, the Company is authorized to apply to the Commission for a QRO, under Part III of S.B. 1, for the financing and recovery of its Rate Stabilization Costs (Sec. 7-548(a)(4)). The same point is repeated in Sec. 7-548(c)(2)(II), which permits the total cost deferred to be securitized under Part III. Similarly, under Part III of S.B. 1, Secs. 7-524(b)(1) and 7-526(a) provide that the Company may apply to the Commission for a QRO, under this part, for the financing and recovery of its approved Rate Stabilization Costs. Sec. 7-527 provides that the period over which such costs may be recovered through Qualified Rate Stabilization Charges pursuant to a QRO are not to exceed 12 years from the date of issuance of the Rate Stabilization Bonds.

As authorized by these statutory provisions, the Company has applied for a QRO to finance its total deferred costs under its Rate Stabilization Plan (and other qualified Rate

3  Public Utility Companies Article, §7-548(b)(1)(I).

Stabilization Costs) (Sec. 7-520(g)), and for certain other related approvals and authorizations as previously stated herein. A QRO, as authorized by Secs. 7-526 through 7-541, is a unique form of rate order which, with certain limited exceptions, is irrevocable once it is adopted and effective, in accordance with its terms.

Based on the experience of other states, utility financings based on structures similar to those contemplated with this QRO have achieved the highest investment-grade ratings from the rating agencies, on a basis that is not linked to the regular corporate credit evaluation of the applicable utility. Moreover, securitization can be effected on a basis that is virtually 100% debt financing without adversely affecting the utility’s credit rating. The combination of these two factors yields the most advantageous financing arrangement for this transaction. The Company witnesses have testified that the terms of the proposed Qualified Rate Order in this case, in combination with the related provisions of S.B. 1, are designed to achieve results of this type. This point is significant because, in light of the Company’s most recent debt ratings from the rating agencies, the Company’s own credit ratings would result in substantially greater expense if the same qualified costs were financed over the same period at the Company’s weighted average cost of capital.

The proposed QRO would authorize a form of financing known as “securitization,” under which borrowing may be effected through a special-purpose entity owned by the sponsor, on a basis that is considered to be isolated from any possible bankruptcy risk of the sponsor. In this case, it is proposed that debt obligations would be issued by a wholly-owned special-purpose finance subsidiary of the Company, tentatively known as BondCo, which would use the net proceeds of the financing to purchase from the Company, through a true sale, the Company’s rights under this QRO. In accordance with the testimony presented, it is believed that the obligations of BondCo, and the interest rates on those obligations, should achieve the highest investment-grade ratings and the most advantageous financing terms and that the proposed financing structure would make those advantageous terms available to the Company’s residential electric customers to finance its deferred Rate Stabilization Plan costs on a basis significantly more favorable to the Company and thus in turn to its residential electric customers than could be achieved by the Company at its own weighted average cost of capital.

More particularly, to securitize an Electric Company’s Rate Stabilization Costs (Sec. 7-520(g)), the Commission may authorize the issuance of securities known as Rate Stabilization Bonds (Sec. 7-520(f)). Rate Stabilization Bonds are generally defined as evidences of indebtedness or ownership that are issued under a Qualified Rate Order (Sec. 7-520(d)), and are secured by or payable from Rate Stabilization Property (Sec. 7-520(f)). BondCo will use the net proceeds from the issuance and sale of the Rate Stabilization Bonds to purchase, in a true sale, the Company’s rights under the Qualified Rate Order which, upon that purchase, will become Rate Stabilization Property. When Rate Stabilization Bonds (Sec. 7-520(f)) are issued, residential electric customers of the Company will be obligated to pay Qualified Rate Stabilization Charges in amounts sufficient to pay the scheduled payments of principal and interest on the Bonds, and various charges relating thereto (Secs. 7-520(e), 7-520(g)). Qualified Rate Stabilization Charges (Sec. 7-520(e)) are nonbypassable charges that will be paid by all residential electric customers of the Company as a component of the monthly charge for electric delivery service (Sec. 7-530). Qualified Rate Stabilization Charges (Sec. 7-520(e)) must be approved by the Commission pursuant to a QRO (Sec. 7-520(d)).

The statute provides that in response to the Company’s application, the Commission may adopt a QRO if it finds that the total amount of revenues to be collected under the QRO is “less than the revenue requirement that would be recovered over the same period using the electric company’s weighted average cost of capital” (Sec. 7-526(b)). No other financial test is imposed by the statute. The Company submits, and its supporting testimony indicates, that this statutory test will be met, based on the proposed financing plan and structure, current interest rates, and the Company’s most recently approved weighted average cost of capital.

It is recognized that the exact amount to be financed will be established at the time of pricing of the Rate Stabilization Bonds, in light of updated information and estimates at that time. In addition, the precise bond structure and terms, and the applicable interest rates, will be established by the Company and its advisors in light of market conditions in effect at that time. To ensure that the statutory test noted above will still be met in light of those factors, and that the pricing and structuring of the Rate Stabilization Bonds will result in the lowest Qualified Rate Stabilization Charge consistent with market conditions at the date and time of pricing and the terms of the QRO, the Company will be required to file with the Commission, within 48 hours after pricing of the Bonds and prior to their issuance, an Issuance Advice Letter in the form prescribed by this QRO. The Issuance Advice Letter will contain the calculations necessary to confirm that conclusion, including a comparison to the Company’s then most recently Commission-approved weighted average cost of capital, if it is different from the amount used in the Company’s present calculations. The Issuance Advice Letter will also contain a representation of the Company that the pricing and structuring of the Rate Stabilization Bonds will result in the lowest Qualified Rate Stabilization Charge consistent with market conditions at the date and time of pricing and the terms of the QRO.

In addition, the Commission recognizes that at the time of pricing of the Rate Stabilization Bonds, the Company may not yet have incurred all of the Rate Stabilization Costs that are to be recovered or financed by the Bonds. To balance the final costs with the amount financed, the Company will be required to submit a final reconciliation and accounting, within six (6) months after the issuance of the Bonds, setting forth the actual total amount of the Company’s qualifying Rate Stabilization Costs (other than ongoing charges that are not to be financed from the proceeds of the Rate Stabilization Bonds, as more particularly provided in this QRO). If the final amount of such Rate Stabilization Costs is more or less than the principal amount of the Rate Stabilization Bonds, the Company will recover or refund the difference through the Financing Credit balancing mechanism proposed by the Company.4  No such adjustment will in any way impact the terms of the Rate Stabilization Bonds, the QRS Charges, and the Qualified Rate Order.

The Qualified Rate Stabilization Charge (Sec. 7-520(e)) is to be a usage-based nonbypassable rate, charge, or similar appropriate mechanism for the provision, availability, or termination of electric service, approved in connection with a Rate Stabilization Plan in accordance with Sec. 7-522 or 7-548, that a QRO authorizes to be imposed for the recovery of Rate Stabilization Costs (Sec. 7-520(g)). Qualified Rate Stabilization Charges may be recovered over a period that does not exceed 12 years from

4  In its application filed November 3, 2006, seeking issuance of this QRO the Company has also requested that the Commission adopt a separate Financing Credit Order, approving the Company’s establishment of a balancing mechanism, to be known as the “Financing Credit,” through which certain benefits and adjustments relating to the QRO (as finally approved by the Commission) may be passed through to the Company’s residential electric customers. The Financing Credit mechanism is approved in Order No. 81182 being issued concurrent with the issuance of this QRO.

the date of issuance of the Rate Stabilization Bonds (Sec. 7-527(b)). The Commission concludes that this prevents the collection of Qualified Rate Stabilization Charges from retail consumers for services rendered after the 12-year period, but does not prohibit recovery of Qualified Rate Stabilization Charges for services rendered during the 12-year period but not actually collected until after the 12-year period.

Qualified Rate Stabilization Charges will be collected by the Company, its successors, an Assignee (Sec. 7-520(b)), or other collection agents as provided for in this QRO. The right to impose, collect, and receive Qualified Rate Stabilization Charges (including all other rights of the Company under the QRO) are only contract rights until they are first transferred to an Assignee or pledged in connection with the issuance of Rate Stabilization Bonds (Sec. 7-537(a)(2)). Upon the transfer or pledge of those rights, they become Rate Stabilization Property (Sec. 7-537(a)(1)) and, as such, are afforded certain statutory protections to ensure that the QRS charges will be sufficient for their intended purpose and will be available for bond retirement, as more fully noted below. This QRO contains terms, as it must, ensuring that the imposition and collection of Qualified Rate Stabilization Charges as authorized herein shall be nonbypassable (Sec. 7-530). That is to say, a residential electric customer of the Company cannot avoid the Qualified Rate Stabilization Charges by changing to another supplier of electric energy, or by self-generating. It also includes a mechanism requiring that Qualified Rate Stabilization Charges be reviewed and adjusted at least semi-annually, taking into account the most recent forecasted information, within 45 days of the rolling six (6) month anniversary date of the issuance of the Rate Stabilization Bonds, to correct any overcollections or undercollections accumulated during the preceding 6 months, and to adjust the Qualified

Rate Stabilization Charges in a manner that ensures the expected recovery of amounts sufficient to makes all scheduled payments of debt service and other required amounts and charges in connection with the Rate Stabilization Bonds during the subsequent 12 month period (Sec. 7-531).

In addition to the required semi-annual reviews, more frequent reviews are allowed, in some cases automatically and in others at the request of the Company, as described in more detail in this QRO, to ensure that the expected amount of the Qualified Rate Stabilization Charges matches the funding requirements approved in this QRO. These provisions will help to ensure that the expected amount of Qualified Rate Stabilization Charges paid by the Company’s residential electric consumers is neither more nor less than the amounts necessary to cover the costs of this securitization, and will help to provide needed assurances to the credit rating agencies that the revenues from Qualified Rate Stabilization Charges will be sufficient to provide for scheduled payments of principal and interest on the Rate Stabilization Bonds. To encourage the Company to undertake securitization financing, and to protect the effects and advantages of that financing for the benefit of the Company’s residential electric customers, other benefits and assurances are provided.

The State of Maryland has pledged, for the benefit and protection of financing parties and the electric company, that it will not take or permit any action that would impair the value of Rate Stabilization Property (Sec. 7-520(i)), or, except as allowed in accordance with Secs. 7-531, 7-533 or 7-534, reduce, alter, or impair the Qualified Rate Stabilization Charges to be imposed, collected and remitted to financing parties, until the principal, interest and premium (if any), and any other charges incurred and contracts to be performed in connection with the related Rate Stabilization Bonds (Sec. 7-520(f)) have been paid and performed in full (Sec. 7-535(d)(1)). In addition, the party issuing Rate Stabilization Bonds is authorized to include this pledge in any document relating to those Bonds (Sec. 7-535(d)(2)), and this QRO contemplates that this will be done.

Rate Stabilization Property (Sec. 7-520(i)) constitutes a present property right for purposes of contracts concerning the sale or pledge of property, even though the imposition and collection of Qualified Rate Stabilization Charges depends on further acts of the Company or others that have not yet occurred (Sec. 7-537(b)(1)), and the Rate Stabilization Property will continue to exist until the later of the period provided in this QRO or the payment in full of the Rate Stabilization Bonds, including all principal, interest, premium (if any), costs, and arrearages on the Bonds (Sec. 7-537(b)(2)). The revenues and collections from Qualified Rate Stabilization Charges are proceeds only of the Rate Stabilization Property (Sec. 7-737(c)). In addition, the interest of an Assignee (Sec. 7-520(b)) or pledgee in Rate Stabilization Property (Sec. 7-520(i)) (as well as the revenues and collections arising from the property) are not subject to setoff, counterclaim, surcharge, or defense by the Company or any other person or in connection with the bankruptcy of the Company or any other entity (Sec. 7-540(a)). Also, the QRO remains in effect and unabated, notwithstanding a bankruptcy of the Company, its successors, or assignees (Sec. 7-540(b). Further, transactions involving the transfer and ownership of Rate Stabilization Property and the receipt of Qualified Rate Stabilization Charges are exempt from state and local income, sales, franchise, gross receipts, and other taxes or similar charges (Sec. 7-538). The creation, granting, perfection, and enforcement of liens and security interests in Rate Stabilization Property are governed by Sec. 7-542, and not by the Maryland Uniform Commercial Code. In addition, a transfer of Rate Stabilization Property to an Assignee is perfected, and grant of a security interest in such Property is perfected, only through the filing of a notice in accordance with regulations to be promulgated by the Maryland State Department of Assessments and Taxation pursuant to Sec. 7-542(d).

To facilitate compliance and consistency with applicable statutory provisions, this Qualified Rate Order adopts the definitions in Public Utility Companies Article Sec. 7-520.

II.   DESCRIPTION OF PROPOSED TRANSACTION

A description of the transaction proposed by BGE is contained in its application and the filing package submitted as part of the application. A brief summary of the proposed transaction is provided in this section. A more detailed description is included in Section III.C, titled “Structure of the Proposed Securitization.”

To facilitate the proposed securitization, BGE proposed that a special purpose financing subsidiary, tentatively known as BondCo, be created. BGE will transfer to BondCo, in an absolute transfer and not as security, the rights to impose, collect, and receive Qualified Rate Stabilization Charges along with the other rights arising pursuant to this QRO. Upon transfer, these rights will become Rate Stabilization Property, as provided by Sec. 7-537(a)(1). BondCo will issue Rate Stabilization Bonds, and will transfer the net proceeds from the sale of the Rate Stabilization Bonds to BGE in consideration for the transfer of the Rate Stabilization Property. BondCo will be organized and managed in a manner designed to achieve the objective of maintaining BondCo as a bankruptcy-remote entity that would not be affected by the bankruptcy of BGE or any other affiliates of BGE or any of their respective successors. In addition, BondCo will have two independent managers whose approval will be required for certain major actions or organizational changes by BondCo.

The Rate Stabilization Bonds will be issued pursuant to a Trust Indenture and administered by an Indenture Trustee. The Rate Stabilization Bonds will be secured by and payable solely out of the Rate Stabilization Property created pursuant to this QRO, and other collateral described in BGE’s testimony supporting this application. That collateral will be pledged to the Indenture Trustee for the benefit of the holders of the Rate Stabilization Bonds and to secure payment of amounts due with respect to the Bonds and certain costs and expenses relating to the Bonds.

Pursuant to a Servicing Agreement, BGE will act as the initial Servicer of the Qualified Rate Stabilization Charges for BondCo, and will undertake to collect such charges from the residential electric customers of BGE and remit them to the Indenture Trustee on behalf and for the account of BondCo. The Servicer will be responsible for preparing and submitting on a timely basis the calculations required or allowed for making periodic “true-ups” of the Qualified Rate Stabilization Charges (Sec. 7-531). If the Servicer defaults on its obligations under the Servicing Agreement, the Indenture Trustee may appoint a successor Servicer. BGE will act as the initial Servicer for the Rate Stabilization Bonds.

Any retail electricity supplier (other than BGE) that both serves residential customers in BGE’s service territory5 during the period that Qualified Rate Stabilization Charges are being collected and uses electricity supplier consolidated billing6 (referred to

5  Among other things, any such supplier would be required to be licensed by the Commission under COMAR 20.51.
6  BGE’s Supplier Coordination Tariff, as approved by the Commission, provides for this type of billing at Section 12.1 hereinafter as “REPs”) will be required to comply with certain practices and meet certain financial standards in order to be authorized to collect Qualified Rate Stabilization Charges (Sec. 7-520(e)) under this QRO (Sec. 7-520(d)). If the REP qualifies to collect Qualified Rate Stabilization Charges (Sec. 7-520(e)), the Servicer will bill to and collect from the REP the Qualified Rate Stabilization Charges (Sec. 7-520(e)) attributable to the REP’s customers. The REPs in turn will bill to and collect from its retail customers the Qualified Rate Stabilization Charges (Sec. 7-520(e)) attributable to them. If any REP fails to qualify to collect Qualified Rate Stabilization Charges (Sec. 7-520(e)) or defaults in the remittance of those charges to the Servicer of the Rate Stabilization Bonds (Sec. 7-520(f)), BGE or another entity, in addition to and not in lieu of any other remedy available to it, can assume responsibility for collection of the Qualified Rate Stabilization Charges (Sec. 7-520(e)) from the REP’s retail customers.

Qualified Rate Stabilization Charges will be calculated to ensure the expected collection of an amount sufficient to service the principal, interest, and related charges for the Rate Stabilization Bonds. The Qualified Rate Stabilization Charges will be calculated pursuant to the method illustrated in Exhibit DMV-3, a copy of which is contained in Appendix D hereto. In addition to the annual true-up required by Sec. 7-531, the Commission is requiring a semi-annual true-up and additional interim true-ups may be performed as necessary to ensure that the amount expected to be collected from Qualified Rate Stabilization Charges is sufficient to service the Rate Stabilization Bonds. A nonstandard true-up will be allowed for other circumstances as provided in this QRO. The methodology for making true-ups is illustrated in Exhibit DMV-6, a copy of which is attached to this QRO as Appendix E.

The Commission determines that BGE’s proposed structure for the Qualified Rate Stabilization Charges should be utilized. This structure is designed to produce substantially level or decreasing projected annual Qualified Rate Stabilization Charges over the recovery period, if the actual year-to-year changes in residential load match the changes forecast at the time the bonds are structured, subject to rating agency requirements and to further modification in accordance with the true-up mechanisms adopted in this QRO.

In its application, filed on November 3, 2006, the Company requested authority to securitize and cause the issuance of Rate Stabilization Bonds in an aggregate principal amount equal to its qualified Rate Stabilization Costs (not including certain ongoing costs related to the Bonds), this amount to be updated in light of revised estimates and information at the time of pricing of the Bonds. At present, and assuming an issuance date of the Bonds of March 1, 2007, the Company estimates that such total Costs will be approximately $630 million. This amount consists of (a) total deferred rate Rate Stabilization Plan Costs of $614 million; (b) total carrying charges incurred with respect to such deferred costs, at the Company’s actual short-term borrowing rate, in the aggregate amount of $7.3 million; and (c) total upfront issuance costs of the Rate Stabilization Bonds in an amount not to exceed $8.8 million. The final upfront issuance cost will be increased to include the costs of the Commission's advisor, PRAG. All such amounts are to be revised and updated through the Issuance Advice Letter, at the time of pricing of the Rate Stabilization Bonds. The Company, however, may seek to recover any prudently incurred upfront issuance costs in excess of $8.8 million plus the cost of the Commission’s advisor through the Financing Credit balancing mechanism.

In addition, BGE has requested that the ongoing costs incurred by BondCo in connection with the administration and servicing of the Rate Stabilization Bonds should not be included in the principal amount of the Bonds, but instead should be recovered through the Qualified Rate Stabilization Charges, subject to the periodic true-up of those charges as otherwise provided in this QRO. BGE presently estimates that these ongoing annual costs to be incurred by BondCo will be $517,500, if BGE is the Servicer. BGE proposes, however, that the initial amount of these charges be revised, in the Issuance Advice Letter, in the light of BGE’s updated estimates and information at that time. The annual Servicing Fee compensation will be 0.05% of the initial principal balance of Rate Stabilization Bonds and the annual Administration Fee compensation to the Company for providing administrative and support services to BondCo will be $100,000. Other ongoing costs of BondCo are currently estimated at $100,000. However, the Company may seek to recover any actual incremental costs of servicing BondCo and providing administrative support services to BondCo in excess of the Servicing and Administration Fees through the Financing Credit balancing mechanism. In the event that a Servicer default occurs the Indenture Trustee for the Rate Stabilization Bonds will be permitted to appoint a successor Servicer with the consent of BondCo, which shall not be unreasonably withheld. The compensation of the successor Servicer will be what is required to obtain the services up to 1.25% of the initial principal balance of Rate Stabilization Bonds unless the Company can reasonably demonstrate to the Commission that the services can not be obtained at that compensation level under the market conditions at that time. Furthermore, the Commission finds that BGE may earn a rate of return on its investment in BondCo, as proposed in the testimony of David Vahos, and that actual interest earnings from the

Capital Subaccount held by the Indenture Trustee should be retained for the payment of principal and interest on the Rate Stabilization Bonds. The Commission finds that BGE should be permitted to securitize its up-front costs of issuance, as BGE requests, in accordance with the terms of this Qualified Rate Order. The Commission is mindful of the fact that several of the components of these up-front total cost will vary depending upon the size of the final issuance of the Rate Stabilization Bonds. Specifically, the Commission realizes that the SEC registration fee and underwriters’ fees typically are proportional to the amount of Rate Stabilization Costs actually securitized. In addition, the SEC formula for calculating registration fees changes from time to time. Accordingly, in the Issuance Advice Letter BGE should update the SEC registration fee and underwriters’ fees proportionately, to reflect the change in the Rate Stabilization Costs securitized, as a result of a change in the size of the transition bond financing or a change in the SEC’s registration fee formula, and should otherwise update the estimates in light of then current information.

In addition, the Commission finds that the Company must certify in the Issuance Advice Letter that the pricing and structuring of the Rate Stabilization Bonds will result in the lowest Qualified Rate Stabilization Charge consistent with market conditions at the date and time of pricing and the terms of the Qualified Rate Order.

III.  FINDINGS OF FACT

A.  Identification and Procedure

1.	Identification of Applicant and Application

1.	Baltimore Gas and Electric Company (BGE) is a regulated electric transmission and distribution utility company and a regulated gas distribution utility company with a service territory that covers the City of Baltimore and all or part of ten counties in central Maryland. BGE was incorporated in Maryland in 1906.

2.
BGE is an electric company to which the provisions of Sec. 7-547, and subsequent provisions of Part IV of S.B. 1 apply. Pursuant to Sec. 7-548, BGE has filed, and the Commission has approved, in its letter Order dated June 30, 2006, BGE’s proposed first phase of a Rate Stabilization Plan as authorized and required by the statute.

2.	Procedural History

3.
On November 3, 2006, BGE filed an application for a Qualified Rate Order, pursuant to Sec. 7-548(a)(4) and Sec. 7-524(b), to finance and recover its Rate Stabilization Costs, incurred in connection with the Commission-approved first phase of the Company’s Rate Stabilization Plan, approved by the Commission in its letter order dated June 30, 2006.

3.	Notice of Application

4.	Notice of BGE’s application was provided through publication in The Baltimore Sun.

5.	Proof of publication was filed with the Commission on November 27, 2006.

B.  Rate Stabilization Costs (Sec. 7-520(g)) and Amount to be Securitized

1.	Identification and Amounts

6.
A Rate Stabilization Cost is defined in the statute (Sec. 7-520(g)(1)) as a cost, liability, or investment that an electric company incurs or will incur under a Rate Stabilization Plan approved by the Commission. The first phase of the Company’s Rate Stabilization Plan was submitted by the Company in its Corrected Supplement 385, on June 28, 2006, and was approved by the Commission in its Letter Order dated June 30, 2006. No appeal from that Letter Order was filed by any party. In addition, the statute specifically provides that Rate Stabilization Costs include (but are not limited to): (a) the excess of the contracted price incurred by the Company for the purchase of energy supplies to be required for residential customers to whom it provides standard offer service (“SOS”) over the amounts that it is authorized to charge currently to those customers under its Rate Stabilization Plan (Sec. 7-520(g)(2)(i)); (b) the approved costs of issuing, supporting and servicing Rate Stabilization Bonds (Sec. 7-520(g)(2)(ii)); (c) approved costs for retiring and refunding existing debt and equity securities of the Company (if any), issued to temporarily finance those Rate Stabilization Costs (Sec. 7-520(g)(2)(iii)); and (d) the Company’s actual borrowing cost to carry the costs deferred as regulatory assets under its Rate Stabilization Plan (Sec. 7-525).

7.
In the present case, the principal Rate Stabilization Costs that the Company expects to incur are deferred power costs of the type described in paragraph 6(a) above, in connection with its Rate Stabilization Plan. In addition, because it is required by the statute, and to achieve competitive neutrality, the Company’s Plan provides the same deferral credits to its non-SOS residential electric distribution service customers; as a result, the Company expects to incur substantially comparable types of deferred cost with respect to those customers, in connection with its Rate Stabilization Plan. The Commission considers those amounts to be additional costs includible as Rate Stabilization Costs pursuant to Sec. 7-520(g)(1). The Commission recognizes that the total of such expected amounts must be revised in light of the most current information at the time the Rate Stabilization Bonds are priced.

8.
With respect to costs of the type described in paragraph 6(b) above, the Company has asked that these be divided into two categories: (a) upfront issuance costs, and (b) ongoing costs of administering and servicing the Rate Stabilization Bonds. The Company requests that costs of the first type be financed by the Bonds, while costs of the second type be recovered only on a current basis by Qualified Rate Stabilization Charges.

Confidential Exhibit A to the Joint Direct Testimony and Exhibits of William W. Cobbs and Wesley C. Hough (Staff Exhibit No 4), attached as Appendix C to this QRO, compared the Company estimates for the upfront issuance costs of issuing the Rate Stabilization Bonds to the estimated upfront issuance costs determined by Staff, which the Company ultimately agreed to accept. The Commission recognizes that some of these costs will likely depend on the principal amount of the Bonds, which will not be finally determined until the time of Bond pricing. Others will depend on market conditions in effect at that time. The QRO must accommodate changes of these amounts, in the light of the most current information, at the time of pricing of the Bonds. The actual amount of upfront issuance costs that will be included in the Rate Stabilization Bonds will not exceed $8.8 million plus the cost of the Commission’s advisor, PRAG. However, the Company may seek to recover any prudently incurred upfront issuance costs in excess of $8.8 million plus the cost of the Commission’s advisor through the Financing Credit balancing mechanism.

9.
The Company has estimated that, apart from the debt service of the proposed Rate Stabilization Bonds, the ongoing costs of servicing and administering the Bonds will be as estimated in Exhibit DMV-2 filed with its Application.[1]  The Commission finds that the Servicing Fee exceeds the servicing fees on other similar transactions and will limit the amount of the Servicing Fee to 0.05% of the initial principal amount of Rate Stabilization Bonds as long as the Company is the Servicer. The Commission approves the Administration Fee of $100,000 per year. However, the Company may seek to recover any actual incremental costs of servicing BondCo and providing administrative and support services to BondCo in excess of the Servicing and Administration Fees through the Financing Credit balancing mechanism. If the Trustee for the Rate Stabilization Bonds is required to appoint a successor Servicer (with the consent of the BondCo, which shall not be unreasonably withheld), the Servicing Fee shall not exceed 1.25% of the initial principal amount of Rate Stabilization Bonds unless the Company can reasonably demonstrate to the Commission that the services can not be obtained at that compensation level under the market conditions at that time. The Company has requested that the QRO make provision for current payment of these amounts, as adjusted in the light of updated information at the time of pricing of the Bonds, through the authorized Qualified Rate Stabilization Charges, subject to periodic revision, as needed, through the “true-up” process provided in this QRO.

1  At the hearing held on December 14, 2006, Company Witness Vahos presented a revised Exhibit DMV-2 that reflected the Company’s acceptance of the reduced Servicing Fee recommended by Staff and ultimately approved by the Commission. A copy of Revised Exhibit DMV-2 is included as Appendix C to this QRO.

10.
The Company has submitted that, at present, it has incurred borrowing costs to finance the deferred costs under its Rate Stabilization Plan only through its short-term borrowing resources. Thus, at present, the Company does not expect that it will incur financeable Rate Stabilization Costs to refund or retire debt or equity securities issued to finance such deferred costs. If that has changed at the time of pricing of the Rate Stabilization Bonds, the Company has asked that it be permitted to include that information in the Issuance Advice Letter, and in the approved amount of the Bond financing.

The Company has provided evidence regarding the short-term interest rates for the carrying costs of the deferred costs under its Rate Stabilization Plan, and has estimated these carrying costs using an annual rate of 5.4%. The Commission may include these carrying costs that are based upon BGE’s actual cost of debt as a rate stabilization cost (Sec. 7-525(a)). The Commission finds that this financing of the deferred costs of the Rate Stabilization Plan at short-term interest rates is prudent and in the public interest.

11.
The Company has, however, incurred actual borrowing costs to temporarily finance the deferred costs under its Rate Stabilization Plan and the Company requests permission to include the amount of these costs as additional Rate Stabilization Costs, to be financed by the Rate Stabilization Bonds. To the extent BGE issues other debt or equity securities to finance deferred costs before the issuance of the Rate Stabilization Bonds, the Commission authorizes BGE to include the cost of refunding, redeeming, or retiring these securities in its confirmation of RSC recoverable under this QRO.

The Company submitted that its Rate Stabilization Costs, as presently estimated and assuming an issuance date of the Rate Stabilization Bonds of March 1, 2007, will consist of (a) deferred Rate Stabilization Plan costs in the expected total amount of $614 million; (b) carrying charges incurred at the Company’s actual borrowing rates in connection with such costs up until the date of issuance of the Rate Stabilization Bonds, in the aggregate amount of $7.3 million; and (c) up-front issuance costs of the Rate Stabilization Bonds, in an aggregate amount not to exceed $8.8 million plus the cost of Commission’s advisor, PRAG. However, the Company may seek to recover any prudently incurred upfront issuance costs in excess of $8.8 million plus the cost of the Commission’s advisor through the Financing Credit balancing mechanism. The Company has proposed and undertaken that it will revise and update these estimates in the light of all current information at the time of pricing of the Rate Stabilization Bonds, through an Issuance Advice Letter (containing the terms, bond structure, and actual interest rates on the Bonds, as specified in this QRO), which the Company will provide to the Commission, within 48 hours after the pricing of the Rate Stabilization Bonds and prior to their issuance, as provided in this QRO, and in accordance with the form and terms provided in Exhibit DMV-5 and further revised by Commission Staff, a copy of which is Appendix A hereto. The Company requests that the Commission issue a QRO authorizing the issuance of Rate Stabilization Bonds in the principal amount, and on such terms and conditions, as are specified in such Issuance Advice Letter. The Commission finds that the Company’s request is warranted, for the reasons stated in the Company’s application and supporting testimony and materials.

12.
Rate Stabilization Costs (Sec. 7-520(g)) include the costs of issuing, supporting, and servicing the Rate Stabilization Bonds (Sec. 7-520(f)). The actual costs of issuing and supporting the Rate Stabilization Bonds (Sec. 7-520(f)) will not be known until the Rate Stabilization Bonds (Sec. 7-520(f)) are priced, and certain ongoing costs relating to the Rate Stabilization Bonds (Sec. 7-520(f)) may not be known until such costs are incurred. This Qualified Rate Order (Sec. 7-520(d)) contains an estimate of the amount of these costs as shown in Appendix C and provides for recovery of the actual amounts. Similarly, the need for and the costs of any credit enhancement and/or hedges, if any, that may be entered into in connection with the issuance of Rate Stabilization Bonds (Sec. 7-520(f)) and underwriting costs will not be known until the time the Rate Stabilization Bonds (Sec. 7-520(f)) are priced. The underwriting costs, and the cost of credit enhancement, and original issue discount, if any, will be fully reflected in the Issuance Advice Letter.

2.	Amount to be Securitized

13.
BGE should be authorized to cause Rate Stabilization Bonds to be issued in an aggregate principal amount equal to its estimated qualified Rate Stabilization Costs. This amount is presently estimated as approximately $630 million. The final amount, however, must be revised in the light of updated information at the time of pricing of the Bonds, pursuant to an Issuance Advice Letter that the Company must file at that time, as provided in this QRO and in accordance with Appendix A attached hereto.

14.
The proposed recovery of the sum described in Finding of Fact No. 13, through the issuance of Rate Stabilization Bonds as provided in this QRO, should be approved because, in light of the matters set forth in Finding of Fact No. 21 below, that issuance and recovery will result in substantial savings to the Company’s residential electric customers that could not otherwise be obtained if the same deferred costs and other qualified amounts were financed, over the same period, at the Company’s weighted average cost of capital.

3.	Issuance Advice Letter

15.
Because the actual structure and pricing of the Rate Stabilization Bonds and the precise amounts of up-front costs and expenses, and other collateral effects of this QRO, will not be known at the time that this QRO is issued, the Commission requires that, following determination of the final terms of the Rate Stabilization Bonds and prior to the issuance of such Bonds, BGE must file with the Commission for each series of Bonds issued, and no later than forty-eight hours after the pricing of that series of Bonds, an Issuance Advice Letter. The Issuance Advice Letter will include BGE’s best current estimate of the total deferred Rate Stabilization Plan costs incurred and to be incurred through May 31, 2007, the total carrying charges incurred through the date of issuance of the Rate Stabilization Bonds, the estimated total up-front issuance costs of the Bonds, the estimated ongoing costs of administering and supporting the Bonds, the required principal amount of the Bonds, the Bond structure and terms, the interest rates on the Bonds, and a confirmation of the statutory test, involving a recalculation of the revenue requirements of debt service and ongoing costs of administering and supporting the Bonds, in the revised final terms above, as compared with the revenue requirements assuming financing of the same overall costs over the same period, using the Company’s most recent approved weighted average cost of capital. If the actual up-front issuance costs are less than the up-front issuance costs included in the principal amount securitized, the periodic billing requirement for the first semi-annual true-up adjustment shall be reduced by the amount of such unused funds (together with interest earned thereon through investment by the Indenture Trustee in eligible investments) and such unused funds (together with interest earned thereon through investment by the Indenture Trustee in eligible investments) shall be available for payment of debt service on the Bond payment date next succeeding such true-up adjustment. If the actual up-front issuance costs are more than the up-front issuance costs included in the principal amount securitized, BGE will be allowed to recover the remaining up-front issuance costs through a the Financing Credit balancing mechanism proposed by BGE. The Issuance Advice Letter will be completed to report the actual dollar amount of the initial Qualified Rate Stabilization Charges and other information specific to the Rate Stabilization Bonds to be issued. All amounts that require computation will be computed, in the manner set forth in the Issuance Advice Letter in Appendix A to this QRO. The QRO, including the principal amount of the Rate Stabilization Bonds, the terms and interest rates of such Bonds, and the initial Qualified Rate Stabilization Charges, as set forth in the Issuance Advice Letter, shall become effective upon the delivery by the Company to the Commission of a notice of the Company’s acceptance of the QRO and the Company’s delivery to an Assignee of its interests in the QRO, in accordance with Sec. 7-537(a)(1) which shall be not earlier than the third business day after the pricing date of the Bonds.

16.
BGE will submit a draft Issuance Advice Letter to the Commission Staff for review not later than two weeks prior to the expected date of initial marketing the Rate Stabilization Bonds. Within one week after receipt of the draft Issuance Advice Letter, Commission Staff will provide to BGE any comments that Staff may have regarding the adequacy of the information provided, in comparison to the required elements of the Issuance Advice Letter.

17.	A second draft Issuance Advice Letter shall be submitted to the Commission within 24 hours before the pricing of the Rate Stabilization Bonds.

18.	A final Issuance Advice Letter shall be submitted to the Commission within 48 hours after the pricing of the Rate Stabilization Bonds, including the certifications required therein.

19.
The final Issuance Advice Letter shall include a certification by the Company that the pricing and structuring of the Rate Stabilization Bonds will result in the lowest Qualified Rate Stabilization Charge consistent with market conditions at the date and time of pricing and the terms of the QRO.

20.
The completion and filing of an Issuance Advice Letter in the form of the Issuance Advice Letter attached as Appendix A, is necessary to ensure that any securitization actually undertaken by BGE complies with the terms of this QRO.

4.	Total Amount of Revenue to be Recovered

21.
The Commission is required to find that the total amount of revenues to be collected under this QRO will be less than the revenue requirement that would be recovered to finance the same costs, over the same period, using the Company’s weighted average cost of capital (Sec. 7-526(b)). The Company submits that its most recently approved weighted average cost of capital is 8.49%, as approved in the Commission’s Order No. 80460. On that basis, a financing of the Company’s presently estimated total Rate Stabilization Costs, on the same basis as the proposed Rate Stabilization Bonds (as submitted in the Company’s Exhibit DMV-4), over the same period, but at the Company’s weighted average cost of capital, would result in a revenue requirement of approximately $914 million. By way of contrast, the Company submits that at the currently estimated weighted average interest rate of the Rate Stabilization Bonds (at the same estimated amount of Rate Stabilization Costs and over the same periods), the total revenue requirement, including the impact of the balancing mechanism, would aggregate $771 million. That would reflect a savings to the Company’s ratepayers of $143 million. In its Issuance Advice Letter, the Company is required to demonstrate that, based on the final interest rates on the Rate Stabilization Bonds, and the Company’s most recently-approved weighted average cost of capital, if different, the revenue requirements of financing through the Rate Stabilization Bonds will similarly be less than the same requirements if the same costs were financed over the same period, using the Company’s weighted average cost of capital. The benefits for consumers set forth in BGE’s evidence are fully indicative of the benefits that consumers will realize from the securitization approved hereby.

C.  Structure of the Proposed Securitization

1.	BondCo

22.	For purposes of this securitization, BGE will create a special purpose funding entity which will be a Delaware limited liability company with BGE as its sole member,

referred to in this QRO as “BondCo.” BondCo will be formed for the limited purpose of acquiring Rate Stabilization Property (Sec. 7-520(i)) (including any Rate Stabilization Property that may be authorized by the Commission in a subsequent QRO (Sec. 7-534), issuing Rate Stabilization Bonds in one or more series and in one or more tranches for each series (which could include Rate Stabilization Bonds authorized by the Commission in a subsequent QRO (Sec. 7-534), and performing other activities relating thereto or otherwise authorized by this QRO. BondCo will not be permitted to engage in any other activities and will have no assets other than Rate Stabilization Property and related assets to support its obligations under the Rate Stabilization Bonds. Obligations relating to the Rate Stabilization Bonds will be BondCo’s only significant liabilities. These and other restrictions on the activities of BondCo, and related restrictions on the ability of BGE to take action on BondCo’s behalf, are imposed in order to ensure that BondCo will be bankruptcy remote, and not affected by a possible bankruptcy of BGE. BondCo will be managed by a board of managers with rights and duties similar to those of a board of directors of a corporation. As long as the Rate Stabilization Bonds remain outstanding, BondCo will have two independent managers with no organizational affiliation with BGE (other than possibly acting as independent managers for any other bankruptcy-remote subsidiary of BGE or its affiliates). BondCo will not be permitted to amend the provisions of the organizational documents that ensure bankruptcy-remoteness of BondCo without the consent of the independent managers. Similarly, BondCo will not be permitted to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or to dissolve, liquidate, consolidate, convert, merge or dispose of assets without the consent of the independent managers. Other restrictions to ensure bankruptcy-remoteness may also be included in the organizational documents of BondCo as required by the rating agencies. BGE may create more than one BondCo, in which event the rights, structure and restrictions described in this QRO with respect to BondCo would be applicable to each such issuer of Rate Stabilization Bonds to the extent of the Rate Stabilization Property sold to it.

Under an Administration Agreement, BGE will provide administrative and support services to BondCo for the administration of its financial and other affairs, in exchange for an annual Administration Fee of $100,000.

23.
In light of the specific and limited nature of BondCo, the limitations on BondCo’s actions as described above, and on the Legislature’s clear intent that utility securitzation of Rate Stabilization Costs be facilitated, the Commission specifically finds that BondCo (and any further BondCo that BGE creates as described in Paragraph 22 above) is not an affiliate of BGE within the meaning of 20.40 of the Code of Maryland Regulations (“COMAR”). In addition, if it were to be determined that, notwithstanding this finding, BondCo was deemed to be an affiliate of BGE within the meaning of COMAR 20.40, then the facts cited above constitute good cause under COMAR 20.40.01.04A, to waive the application of COMAR 20.40 to BondCo, and the Commission does hereby grant that waiver.

24.	The initial capital of BondCo is expected to be not less than 0.5% of the original principal amount of each series of Rate Stabilization Bonds issued by BondCo.

This level of capital is necessary to meet the Internal Revenue Service and rating agency minimum requirements so as to achieve advantageous level of Qualified Rate Stabilization Charges.

25.
BondCo will issue Rate Stabilization Bonds in one or more series, and in one or more tranches for each series, in an aggregate amount equal to the estimated Rate Stabilization Costs to be financed by the Bonds, as updated and revised in the Issuance Advice Letter at the time of pricing of the Bonds. BondCo will pledge to the Indenture Trustee, as collateral for payment of the Rate Stabilization Bonds, the Rate Stabilization Property, including BondCo’s right to receive the Qualified Rate Stabilization Charges as and when collected, and certain other collateral described in BGE’s application.

26.
Concurrent with the issuance of any of the Rate Stabilization Bonds, BGE will transfer to BondCo all of BGE’s rights under this QRO, including rights to impose, collect, and receive Qualified Rate Stabilization Charges as approved in this QRO. This transfer will be structured so that it will qualify as a true sale within the meaning of Sec. 7-539. By virtue of the transfer, BondCo will acquire all of the right, title, and interest of BGE in the Rate Stabilization Property arising under this QRO.

27.
The use and proposed structure of BondCo and the limitations related to its organization and management are necessary to minimize risks related to the proposed securitization transactions and to minimize the Qualified Rate Stabilization Charges (Sec. 7-520(e)). Therefore, the use and proposed structure of BondCo should be approved.

2.	Credit Enhancement and Arrangements to Reduce Interest Rate Risk or Enhance Marketability

28.
BGE requested approval for the possible use of additional forms of credit enhancement (including letters of credit, reserve accounts, surety bonds, or guarantees) and other mechanisms designed to promote the credit quality and marketability of the Rate Stabilization Bonds if the benefits of such arrangements exceed their cost. BGE also asked that the costs of any credit enhancements, as well as the costs of arrangements to enhance marketability, be included in the amount of Rate Stabilization Costs to be securitized. BGE should be permitted to recover the up-front and ongoing costs of credit enhancements and arrangements, if any, to reduce interest rate risk or enhance marketability, provided that BGE certifies in the Issuance Advice Letter that such enhancements and arrangements provide benefits greater than their costs.

29.
BGE’s possible use of credit enhancements and arrangements to reduce interest rate risk or enhance marketability is reasonable and should be approved, provided that BGE certifies that the enhancements or arrangements provide benefits greater than their cost.

3.	Rate Stabilization Property (Sec. 7-520(i))

30.
Under the statute, the rights and interest of an Electric Company or successor under a QRO, including the right to impose, collect, and receive the Qualified Rate Stabilization Charges authorized in the order, are only contract rights until they are first transferred to an Assignee (Sec. 7-520(b)) or pledged in connection with the issuance of Rate Stabilization Bonds, at which time they will become Rate Stabilization Property (Sec. 7-537(a)).

31.
The rights to impose, collect, and receive the Qualified Rate Stabilization Charges approved in this QRO, along with the other rights arising pursuant to this QRO, will become Rate Stabilization Property upon the transfer of such rights by BGE to BondCo pursuant to Secs. 7-537(a) and 7-539.

32.
Rate Stabilization Property and all other collateral will be held and administered by the Indenture Trustee pursuant to the Indenture, as described in BGE’s application. This proposal will help to ensure the most advantageous Qualified Rate Stabilization Charges and should be approved.

33.
Under the statute, Rate Stabilization Property constitutes a present property right for purposes of contracts concerning the sale or pledge of property, even though the imposition and collection of Qualified Rate Stabilization Charges depends on further acts of the electric company or others that have not yet occurred.

4.	Servicer and the Servicing Agreement

34.
BGE will execute a Servicing Agreement with BondCo. The Servicing Agreement may be amended, renewed or replaced by another servicing agreement. The entity responsible for carrying out the servicing obligations under any servicing agreement is the Servicer. BGE will be the initial Servicer but may be succeeded as Servicer by another entity under certain circumstances detailed in the Servicing Agreement. Pursuant to the Servicing Agreement, the Servicer is required, among other things, to impose and collect the applicable Qualified Rate Stabilization Charges for the benefit and account of BondCo, to make the periodic true-up adjustments of Qualified Rate Stabilization Charges required or allowed by this QRO, and to account for and remit the applicable Qualified Rate Stabilization Charges to the Indenture Trustee for the account of BondCo, in accordance with the remittance procedures contained in the Servicing Agreement. Under the terms of the Servicing Agreement, if any Servicer fails to perform its servicing obligations in any material respect, the Indenture Trustee acting under the Indenture to be entered into in connection with the issuance of the Rate Stabilization Bonds, or the Indenture Trustee’s designee, may, or, upon the instruction of the requisite percentage of holders of the outstanding amount of Rate Stabilization Bonds, shall, appoint an alternate party to replace the defaulting Servicer, in which case the replacement Servicer will perform the obligations of the Servicer under the Servicing Agreement. The obligations of the Servicer under the Servicing Agreement, and the circumstances under which an alternate Servicer may be appointed, will be more fully described in the Servicing Agreement. The rights of BondCo under the Servicing Agreement will be included in the collateral pledged by BondCo to the Indenture Trustee under the Indenture, for the benefit of holders of the Rate Stabilization Bonds. In the event that there is more than one BGE-related issuer of Rate Stabilization Bonds (i.e., more than one BondCo, as noted in paragraph 23 above), BGE may act as initial Servicer under a Servicing Agreement with each such issuer.

35.
The Commission prefers that the Servicer remit Rate Stabilization Charges to BondCo or the Indenture Trustee each business day according to the collections curve. In the event the Servicer remits Rate Stabilization Charges (as reduced by the permitted loss percentage and lag percentage established in accordance with Ordering Paragraph 33) less frequently than daily, BGE will credit ratepayers through the Financing Credit balancing mechanism, not less frequently than semi-

annually, with an amount equal to the earnings (calculated as the sum of the daily Rate Stabilization Charge collections balance estimated using the collections curve multiplied by the applicable daily federal funds rate) on the balances of such collections to (but not including) the remittance date to BondCo or the Indenture Trustee, as the case may be.

36.
The Servicer will be entitled to an annual Servicing Fee of 0.05% of the initial principal balance of the Rate Stabilization Bonds (the “Servicing Fee”). However, the Company may seek to recover any actual incremental costs of servicing BondCo in excess of this amount through the Financing Credit balancing mechanism. The Commission approves the Servicing Fee as described herein. The Commission also approves, in the event of a default by the Servicer resulting in the appointment of a Successor Servicer, a higher annual Servicing Fee of up to 1.25% of the initial principal balance of the Rate Stabilization Bonds unless the Company can reasonably demonstrate to the Commission that the services can not be obtained at that compensation level under the market conditions at that time.[2]

37.
So long as the Rate Stabilization Bonds remain outstanding, BGE and any successor entity will be obligated to continue to provide residential electric delivery service and to collect and remit to the Indenture Trustee Qualified Rate Stabilization Charges, and these obligations will be binding upon BGE and any successor entity, including any municipality or public entity, which is a successor,

8  In addition to the Servicing Fee, the Company will be entitled to an annual Administration Fee of $100,000 for providing administrative and support services to BondCo. However, the Company may seek to recover any actual incremental costs of providing administrative and support services to BondCo in excess of this amount through the Financing Credit balancing mechanism. The Commission approves the Administration Fee as described herein.

to BGE, in whole or in part, and which that provides electric transmission and distribution services to a person that was a residential electric consumer located within BGE’s service territory as it exists on the date of adoption of this QRO, or that became a residential retail consumer of electric services within such area after that date and is still located within such territory. Further, and to the extent REPs are authorized to impose and bill Qualified Rate Stabilization Charges on behalf of BondCo, the Commission will require such parties to comply with certain practices and meet certain billing and credit standards, as provided in this QRO, and such standards will be binding on all REPs that bill and collect Qualified Rate Stabilization Charges from such residential electric consumers, together with their successors and assigns. The Commission will enforce the obligations imposed by this QRO, its applicable substantive rules, and statutory provisions.

38.
To the extent that any interest in the Rate Stabilization Property created by this Qualified Rate Order is further assigned, sold or transferred to another Assignee (Sec. 7-520(b)), BGE will enter into a contract with that Assignee that will require BGE to continue to operate its electric transmission and distribution system in order to provide electric delivery services to BGE’s customers. This provision does not prohibit BGE from selling, assigning or otherwise divesting its electric transmission and distribution system or any part thereof so long as the entity acquiring such facilities agrees to continue operating the facilities to provide residential electric delivery services to BGE’s customers and to perform the other duties of BGE hereunder.

39.
The proposals described in Findings of Fact Nos. 34 through 38 above are reasonable, will reduce risk associated with the proposed securitization and will, therefore, result in lower Qualified Rate Stabilization Charges and greater benefits to ratepayers and should be approved.

5.	Retail Electric Providers

40.
If an REP is authorized to bill and collect Qualified Rate Stabilization Charges, as provided in this QRO, the Servicer will bill the Qualified Rate Stabilization Charges to the REP and the REP will collect the Qualified Rate Stabilization Charges from its residential retail customers.

41.
To implement the purposes of this QRO and the anticipated benefits of the Rate Stabilization Bonds to residential electric retail customers, the Commission does hereby require that an REP must comply with at least the standards set forth below, in order to be authorized to bill and collect Qualified Rate Stabilization Charges under this QRO. If the Commission promulgates more general standards for this purpose, they will include at least the following requirements:

(a) The REP must agree to remit the full amount of charges it bills for services provided by BGE, together with all Qualified Rate Stabilization Charges, regardless of whether payments are received from its customers, within 15 days of BGE’s bill for such charges, as reduced by the permitted loss percentage and lag percentage established in accordance with Ordering Paragraph 33;

(b) The REP must provide the Servicer with total monthly kWh usage information for each customer in a timely manner for the Servicer to fulfill its obligations, as such information is the basis of such remittance;

(c) The Servicer will be entitled, within 7 days after a default by the REP in remitting any charges payable to the Servicer, including Qualified Rate Stabilization Charges, to assume responsibility for billing all charges for services provided by BGE and the Qualified Rate Stabilization Charges, or to transfer responsibility to a qualifying third party;

(d) In addition, if and for so long as the REP does not maintain at least a “Baa2” and “BBB” or the equivalent rating on its long term unsecured debt from Moody’s Investors Service or Standard & Poor’s Rating Services, the REP must maintain, with the Servicer or as directed by the Servicer, a cash deposit or comparable security equal to two months maximum estimated collections of all charges payable to the Servicer including Qualified Rate Stabilization Charges, as such amounts shall be agreed upon between the REP and the Servicer; and

(e) In the event of a default in the remittance of any such charges by an REP, any shortfall in collections of Qualified Rate Stabilization Charges will be taken into account in the periodic true-ups required or permitted under this QRO.

42.	The proposed billing and collection standards for REPs are substantially the same as those that have been approved in other states for similar securitization financings.

43.
The proposed billing and collection standards for REPs and the applicability of those standards are appropriate for the collection of Qualified Rate Stabilization Charges resulting from this QRO. They are reasonable, and are consistent with the requirements of the rating agencies for rating the Rate Stabilization Bonds. They will lower risks associated with the collection of Qualified Rate Stabilization

Charges, and will result in lower Qualified Rate Stabilization Charges and greater benefits to customers. In addition, adoption of these standards will provide uniformity of standards for the billing and collection of Qualified Rate Stabilization Charges for which BGE acts as Servicer. Therefore, the proposed billing and collection standards for REPs and the applicability of those standards described in Findings of Fact Nos. 40 through 42 should be approved.

6.	Rate Stabilization Bonds (Sec. 7-520(f))

44.
BondCo will issue and sell Rate Stabilization Bonds in one or more series, and each series may be issued in one or more tranches. The legal final maturity date of any series of Rate Stabilization Bonds will not exceed 12 years from the date of issuance of such series. The legal final maturity date of each series and tranche within a series and amounts in each series will be finally determined by BGE, consistent with market conditions and indications of the rating agencies, at the time the Rate Stabilization Bonds are priced, but subject to the Company’s compliance with the Issuance Advice Letter process. BGE will retain sole discretion regarding whether or when to assign, sell, or otherwise transfer any rights arising under this QRO, or to cause the issuance of any Rate Stabilization Bonds authorized in this QRO. This QRO will expire and terminate one year after the date of its adoption, if no Rate Stabilization Bonds authorized by this QRO shall have been issued within that period, provided that this period shall be extended by any period during which judicial proceedings for review may be pending in accordance with Sec. 7-528(c) (Sec. 7-532). BondCo will issue the Rate Stabilization Bonds no earlier than the third business day after pricing of the Rate Stabilization Bonds.

45.
The Commission finds that the proposed bond structure—providing projected annual Qualified Rate Stabilization Charges to residential customers that would be substantially level or decreasing over the term of the Rate Stabilization Bonds, if the actual year-to-year changes in residential load match the changes forecast at the time the bonds are structured and subject to rating agency requirements and to further modification in accordance with the true-up mechanisms approved in this Qualified Rate Order —is in the public interest and should be used.

7.	Security for Rate Stabilization Bonds

46.
The payment of the Rate Stabilization Bonds and related charges authorized by this QRO is to be secured by the Rate Stabilization Property created by this QRO and by certain other collateral as described in the BGE testimony supporting this application. The Rate Stabilization Bonds will be issued pursuant to the Trust Indenture administered by the Indenture Trustee. The Indenture will include provisions for a collection account for each series of Rate Stabilization Bonds, and subaccounts for the collection and administration of the Qualified Rate Stabilization Charges and the payment or funding of the principal and interest on the Rate Stabilization Bonds and other costs, including fees and expenses, in connection with the Bonds, as described in BGE’s application. Pursuant to the Indenture, BondCo will establish a collection account as a trust account to be held by the Indenture Trustee as collateral, for the payment of the principal, interest, and other costs approved in this QRO related to the Rate Stabilization Bonds in full and on a timely basis. The collection account will include the general subaccount, the capital subaccount, and the excess funds subaccount, and may include other subaccounts.

a.    The General Subaccount

47.
The Indenture Trustee will deposit the Qualified Rate Stabilization Charge remittances that the Servicer remits to the Indenture Trustee for the account of BondCo into one or more segregated trust accounts, and allocate the amount of those remittances to the general subaccount. The Indenture Trustee will on a periodic basis apply moneys in this subaccount to pay expenses of BondCo, to pay principal and interest on the Rate Stabilization Bonds, and to meet the funding requirements of the other subaccounts. The funds in the general subaccount will be invested by the Indenture Trustee in short-term high-quality investments, as provided in the Indenture, and such funds (including investment earnings) will be applied by the Indenture Trustee to pay principal and interest on the Rate Stabilization Bonds and all other components of the Periodic Payment Requirement (“PPR”) (as defined in Finding of Fact No. 61), and otherwise in accordance with the terms of the Indenture.

b.    The Capital Subaccount

48.
When a series of Rate Stabilization Bonds is issued, BGE will make a capital contribution to BondCo for that series, which BondCo will deposit into the capital subaccount of the Indenture. The amount of the capital contribution is expected to be not less than 0.5% of the original principal amount of each series of Rate Stabilization Bonds, although the actual amount will depend on tax and rating agency requirements. The capital subaccount will serve as part of the collateral for the timely payment of principal and interest on the Rate Stabilization Bonds and all other components of the PPR. Any funds drawn from the capital subaccount to pay these amounts, due to a shortfall in the Qualified Rate Stabilization Charge remittances will be replenished through future collections of Qualified Rate Stabilization Charges (through the periodic true-up procedure). The funds in this subaccount will be invested by the Indenture Trustee in short-term high-quality investments, as provided in the Indenture, and investment earnings) will be retained by the Indenture Trustee for the payment of principal and interest on the Bonds in accordance with the Indenture.

49.
The capital contribution to BondCo should be funded by BGE. Because BGE will earn a return on this investment, interest earnings from investment of that capital will be retained by the Indenture Trustee for the payment of principal and interest on the Bonds. The capital contribution will be returned to BGE after all Rate Stabilization Bonds have been paid.

c.    The Excess Funds Subaccount

50.
The excess funds subaccount will hold any remittances of Qualified Rate Stabilization Charges and investment earnings on the collection account (other than earnings attributable to the capital subaccount and released under the terms of the Indenture) that are in excess of the amounts needed to pay current principal and interest on the Rate Stabilization Bonds and to pay other PPRs (including, but not limited to, replenishing the capital subaccount). Any balance in or allocated to the excess funds subaccount on a true-up adjustment date will be subtracted from the Periodic Billing Requirement, (“PBR”) (as defined in Finding of Fact No. 62) for purposes of the true-up adjustment. The money in this subaccount will be invested by the Indenture Trustee in short-term high-quality investments, as provided in the

Indenture, and such money (including investment earnings thereon) will be used by the Indenture Trustee to pay principal and interest on the Rate Stabilization Bonds and other PPRs.

d.    Other Subaccounts

51.
Other credit enhancements in the form of subaccounts may be utilized for the transaction. Such a subaccount, or other subaccounts, are permitted, however, if BGE determines that their benefits exceed their cost.

8.	General Provisions

52.
The collection account and the subaccounts described above are intended to provide for full and timely payment of scheduled principal and interest on the Rate Stabilization Bonds and all other components of the PPR. If the amount of Qualified Rate Stabilization Charges remitted to the general subaccount is insufficient to make all scheduled payments of principal and interest on the Rate Stabilization Bonds and to make payment on all of the other components of the PPR, the excess funds subaccount and the capital subaccount will be drawn down, in that order, to make those payments. Any deficiency in the capital subaccount due to such withdrawals must be replenished to the capital subaccount on a periodic basis through the true-up process. In addition to the foregoing, there may be such additional accounts and subaccounts as are necessary to segregate amounts received from various sources (for example, amounts received from REPs), or to be used for specified purposes. Such accounts will be administered and utilized as set forth in the Servicing Agreement and the Indenture. Upon the maturity of the Rate Stabilization Bonds and the discharge of all obligations in respect thereof, remaining amounts in the collection account, other than amounts that were in the capital subaccount, will be released to BondCo and equivalent amounts will be credited by BGE to residential electric customers through the balancing mechanism discussed in Financing Credit Order, in such manner as the Commission shall then approve.

53.
The use of a collection account and its subaccounts in the manner proposed by BGE is reasonable, will lower risks associated with the securitization and thus lower the costs to ratepayers, and should, therefore, be approved.

9.	Qualified Rate Stabilization Charges -Imposition and Collection, Nonbypassability

54.
BGE seeks authorization to impose on and collect from its residential electric customers and from such REPs or other entities as may be authorized in accordance with this QRO to bill, pay or collect Qualified Rate Stabilization Charges, Qualified Rate Stabilization Charges in an amount sufficient to provide for the timely recovery of its Rate Stabilization Costs approved in this QRO (including payment of principal and interest on the Rate Stabilization Bonds and ongoing costs related to the Rate Stabilization Bonds).

55.
To comply with Sec. 7-541, each bill by BGE to a residential electric customer, or to an REP or other entity authorized to bill, pay or collect Qualified Rate Stabilization Charges under this QRO, shall include a statement substantially to the effect that “this bill includes a qualified rate stabilization charge of [Company to insert amount] per kWh approved by the Maryland PSC that BGE is collecting as Servicer on behalf of BondCo, which owns the qualified rate stabilization charge.”

56.	If a REP or other entity does not pay the full amount it has been billed, the amount paid by the REP or such other entity will first be apportioned by the Servicer between the Qualified Rate Stabilization Charges and other fees and charges (including amounts billed and due in respect of Qualified Rate Stabilization Charges associated with Rate Stabilization Bonds issued under another QRO, if any), other than late fees, and second, any remaining portion of the payment will be allocated to late fees. This allocation will facilitate a proper balance between the competing claims to this source of revenue in an equitable manner.

57.
BGE has proposed that each series or tranche of the Rate Stabilization Bonds have an expected or scheduled maturity of not more than 10 years from the date of issuance of the Rate Stabilization Bonds, and that the Qualified Rate Stabilization Charges be established and maintained (through the true-up procedure) on a basis that is calculated to produce expected collections sufficient to make all scheduled payments of interest and principal on that basis. However, in accordance with standard securitization financing practice, in order to accommodate potentially significant unforeseen conditions or events, and to support the issuance of the highest investment-grade ratings of the Rate Stabilization Bonds by the rating agencies, BGE has requested that the legal final maturity of each series or tranche be a period not to exceed 12 years from the date of issuance of the Rate Stabilization Bonds. The Commission recognizes that even if the legal maturity of the Bonds is 12 years from the date of issuance of the Rate Stabilization Bonds, amounts may still need to be recovered after the expiration of the 12-year period, for services rendered during that 12 year period. BGE proposes that this be expressly permitted, in the interests of clarity.

58.
The statute provides that Qualified Rate Stabilization Charges shall be recovered over a period not to exceed 12 years (Sec. 7-527) from the date of issuance of the Rate Stabilization Bonds. The Commission considers that this refers to the maximum period during which such charges may be imposed, but that it does not prohibit the recovery of charges, after that date, for services rendered during that 12-year period.

59.
BGE proposes that the Qualified Rate Stabilization Charges approved by this Qualified Rate Order shall apply to all present and future residential electric delivery service customers located within the area that is BGE’s service territory on the date of adoption of this Qualified Rate Order, without regard to whether such persons are or continue to be residential SOS service customers of BGE, or may hereafter elect to purchase electric energy from another supplier. BGE further proposes that in the event that the Commission authorizes any third parties to bill such customers directly, as otherwise provided in this Qualified Rate Order, the Commission shall require the Servicer to bill such parties, and such third parties to bill the customers for the Qualified Rate Stabilization Charges. In addition, to the extent that any other entity, including any municipal or public entity, provides electric transmission or distribution services to residential retail electric delivery service customers within BGE’s present service territory, as described above, BGE proposes that the Commission shall ensure, as a condition to the assumption of any such service, that such parties are required to bill and collect the Qualified Rate Stabilization Charges from residential retail electric customers to whom they are providing such services, and remit the same to the Servicer. In addition, BGE proposes that the Commission will ensure that, if another party provides transmission or distribution services to any residential retail customers located within that territory, such party will assume and perform the obligation to collect Qualified Rate Stabilization charges and remit them to the Servicer. BGE’s witnesses explain that these proposals are essential to assure the rating agencies and potential purchasers of the Bonds that the revenue stream available to service the Bonds will not be impaired by customer migration to retail electric suppliers, or by any possible future change in the scope of BGE’s distribution service territory. BGE also correctly points out that it is incurring Qualified Rate Stabilization Costs to pay deferral credits to residential customers who have switched to retail electric suppliers, in order to insure that BGE’s Rate Stabilization Plan is competitively neutral, and so these provisions are fair and appropriate for that reason as well.

60.
BGE’s proposal related to imposition and collection of Qualified Rate Stabilization Charges is reasonable and is necessary to ensure collection of Qualified Rate Stabilization Charges in amounts sufficient to support recovery of the Rate Stabilization Costs approved in this QRO and to achieve the highest investment grade ratings for the Rate Stabilization Bonds, and should be approved. It is reasonable to approve the form of BGE’s proposed tariffs in Exhibit MDC-2 to implement these charges, and such tariffs should be filed at the time of issuance of the Rate Stabilization Bonds.

10.	Periodic Payment Requirement

61.
The Periodic Payment Requirement (“PPR”) is the required periodic payment for a given period due under the Rate Stabilization Bonds. Each PPR includes: (a) the principal amortization of the Rate Stabilization Bonds in accordance with the expected amortization schedule (including deficiencies of previously scheduled principal for any reason); (b) periodic interest on the Rate Stabilization Bonds (including any accrued and unpaid interest); and (c) ongoing Rate Stabilization Costs consisting of the Servicing Fee, the Administration Fee, rating agencies’ fees, trustee fees, legal and accounting fees, other ongoing fees and expenses, and the costs, if any, of maintaining any credit enhancement. The PPR for the Rate Stabilization Bonds issued pursuant to this QRO should be updated in the Issuance Advice Letter.

62.
The Periodic Billing Requirement (“PBR”) represents the aggregate dollar amount of Qualified Rate Stabilization Charges that must be billed during a given period so that the expected collections of Qualified Rate Stabilization Charges will be sufficient to meet the sum of all PPR for that period, given: (i) forecast usage data for the period; (ii) forecast uncollectibles for the period; and (iii) forecast lags in collection of billed Qualified Rate Stabilization Charges for the period.

11.	True-Up of Qualified Rate Stabilization Charges

63.	To comply with the statute (Sec. 7-531), the Servicer of the Rate Stabilization Bonds will make semi-annual adjustments to the Qualified Rate Stabilization Charges to:

(a)	correct any undercollections or overcollections, including without limitation any caused by REP defaults, during the preceding 6 months; and
(b)
ensure the billing of Qualified Rate Stabilization Charges in amounts calculated to generate the expected collection of amounts sufficient to timely provide all scheduled payments of principal and interest (or deposits to sinking funds in respect of principal and interest) and any other amounts due in connection with the Rate Stabilization Bonds (including ongoing fees and expenses and amounts required to be deposited in or allocated to any collection account or subaccount, trustee indemnities, payments due in connection with any expenses incurred by the Indenture Trustee or the Servicer to enforce bondholder rights and all other payments that may be required pursuant to the waterfall of payments described in the application) during the subsequent 12 month period.

With respect to any series of Rate Stabilization Bonds, the Servicer will make true-up adjustment filings with the Commission at least semi-annually, within 45 days before the rolling six (6) month anniversary of the date of the original issuance of the Rate Stabilization Bonds of that series. However, to the extent any Rate Stabilization Bonds remain outstanding after the scheduled maturity date of the last bond tranche or class, true-up adjustments shall be made quarterly until all Bonds and associated costs are paid in full.

64.
True-up filings will be based upon the cumulative differences, regardless of the reason, between the PPR (including scheduled principal and interest payments on the Rate Stabilization Bonds and associated costs) and the amount of Qualified Rate Stabilization Charge remittances to the Indenture Trustee. True-up procedures are necessary to ensure full recovery of amounts sufficient to meet the PPR over the expected life of the Rate Stabilization Bonds. In order to assure adequate Qualified Rate Stabilization Charge revenues to fund the PPR and to avoid large overcollections and undercollections over time, the Servicer will reconcile the

Qualified Rate Stabilization Charges using BGE’s most recent forecast of electricity deliveries (i.e., forecasted billing units) and estimates of BondCo-related expenses. The calculation of the Qualified Rate Stabilization Charges will also reflect both a projection of uncollectible Qualified Rate Stabilization Charges and a projection of payment lags between the billing and collection of Qualified Rate Stabilization Charges based upon the most recent experience of BGE (and the REPs, if any) regarding collection of Qualified Rate Stabilization Charges.

The true-up adjustments to the single QRS charge will be made across all residential customers, irrespective of class. Shortfalls in expected revenues from any particular residential customer class should be made up from a single adjustment to the single QRS charge which is applied to all residential customers, across all residential customer classes and/or subclasses. This cross-collateralization approach ensures that no one residential customer class or subclass bears undue rate increase burdens, and also is an important element in helping the transaction obtain the highest ratings from the Rating Agencies.

65.	The Servicer will make true-up adjustments in the following manner, known as the standard true-up procedure:

(a)
calculate the undercollections or overcollections for the previous 6 month period, including without limitation any caused by REP defaults, by subtracting the Qualified Rate Stabilization Charge revenues for that period from the PBR for that period;

(b)	calculate the amount needed to correct such undercollections or overcollections during the forthcoming 12 month period;

(c)	sum the amount in step (b) with the scheduled PBR for the upcoming 12 month period to determine an adjusted PBR for that period; and
(d)	divide the amount calculated in step (c) by the appropriate forecasted billing units to determine the adjusted Qualified Rate Stabilization Charge rate for the upcoming 12 month period.
(e)
It is contemplated that, once an adjustment is calculated with respect to a 12 month period in step (b) above, that adjustment will be further modified only to the extent needed to correct for differences between actual collections and the projected recovery of that adjustment amount during that period.

12.	Interim True-Up

66.
In addition to these semi-annual true-up adjustments, true-up adjustments may be made by the Servicer more frequently at any time during the term of the Rate Stabilization Bonds to correct any undercollection or overcollection, as provided for in this QRO, in order to provide for timely payment of Rate Stabilization Bonds based on rating agency and bondholder considerations. In addition to the foregoing, either of the following two conditions will result in an interim true-up adjustment prior to an upcoming transition bond principal payment date:

(a)
the Servicer determines that collection of Qualified Rate Stabilization Charges for the upcoming payment date would result in a difference that is greater than 5% in absolute value, between (i) the actual outstanding principal balances of the Rate Stabilization Bonds plus amounts on deposit in the excess funds subaccount and (ii) the outstanding principal balances anticipated in the target amortization schedule; or
(b)	to meet a rating agency requirement that any tranche of Rate Stabilization Bonds be paid in full by its expected maturity date.
67.
In the event an interim true-up is necessary, the interim true-up adjustment should be filed not less than 15 days prior to the first billing cycle of the month in which the revised Qualified Rate Stabilization Charges will be in effect, and it shall be effected in accordance with the standard true-up procedure.

13.	Additional True-Up Provisions

68.
The true-up adjustment filing will set forth the Servicer’s calculation of the true-up adjustment to the Qualified Rate Stabilization Charges. The Commission will have 15 days after the date of a true-up adjustment filing in which to confirm the mathematical accuracy of the Servicer’s adjustment. Any true-up adjustment filed with the Commission should be effective on its proposed effective date, which shall be not less than 15 days after filing. Any subsequent necessary corrections to the true-up adjustment, due to mathematical errors in the calculation of such adjustment or otherwise, will be made in future true-up adjustment filings.

69.
The true-up procedures described above and illustrated in proposed Appendix E are reasonable and will reduce risks related to the Rate Stabilization Bonds, resulting in lower Qualified Rate Stabilization Charges and greater benefits to ratepayers and should be approved.

70.
The broad-based nature of the true-up mechanism and the pledge of the State of Maryland embodied in the statute (Sec. 7-535(d)) (which the Commission directs be referred to in the relevant offering materials for the sale of the Rate Stabilization

Bonds), along with the bankruptcy remoteness of BondCo and the collection account, will serve to effectively minimize any credit risk associated with the Rate Stabilization Bonds (i.e., that sufficient funds will be available and paid to discharge all principal and interest obligations when due).

71.
The Company shall request Commission approval of an amendment to the true-up mechanisms described herein - a Non-Standard True-Up (under such procedures as shall be proposed by the Company and approved by the Commission at that time) - that it deems necessary or appropriate to address any material deviations between Qualified Rate Stabilization Charge collections and the PPR. No such change shall cause any of the then current credit ratings of the Rate Stabilization Bonds to be suspended, withdrawn or downgraded.

14.	Qualified Rate Stabilization Structure

72.	BGE has proposed a transaction structure that is expected to include (but is not limited to):

(a)	the use of BondCo as issuer of the Rate Stabilization Bonds, limiting the risks to bond holders of any adverse impact resulting from a bankruptcy proceeding of its parent or any affiliate;
(b)
the right to impose and collect Qualified Rate Stabilization Charges that are nonbypassable and which must be trued-up at least semi-annually, but may be trued-up more frequently under certain circumstances, in order to assure the timely payment of the debt service and other ongoing transaction costs;

(c)
additional collateral in the form of a collection account, which includes a capital subaccount funded in cash in an amount equal to not less than 0.5% of the original principal amount of the Rate Stabilization Bonds, and other subaccounts resulting in greater certainty of payment of interest and principal to investors, all of which are consistent with the IRS requirements to assure the desired federal income tax treatment for the Rate Stabilization Bond transaction;

(d)
protection of the holders of Rate Stabilization Bonds against potential defaults by a Servicer or REPs that are responsible for billing and collecting the Qualified Rate Stabilization Charges from existing or future residential retail consumers;

(e)
benefits for federal income tax purposes including: (i) the transfer of the rights under this QRO to BondCo not resulting in gross income to BGE, and the future revenues under the Qualified Rate Stabilization Charges being included in BGE’s gross income under its usual method of accounting, (ii) the issuance of the Rate Stabilization Bonds and the transfer of the proceeds of the Rate Stabilization Bonds to BGE not resulting in gross income to BGE, and (iii) the Rate Stabilization Bonds constituting obligations of BGE for U.S. federal income tax purposes;

(f)
the Rate Stabilization Bonds will be marketed using proven underwriting and marketing processes, through which market conditions and investors’ preferences, with regard to the timing of the issuance, the terms and conditions, related maturities, interest rate prices and other aspects of the structuring and pricing will be determined, evaluated and factored into the structuring and pricing of the Rate Stabilization Bonds;

(g)	participation of Commission staff and its advisor, PRAG, in review of all related financing documents and the structuring, marketing and pricing of the Rate Stabilization Bonds;
(h)
certifying to the Commission through the Issuance Advice Letter process that the structuring and pricing of the Rate Stabilization Bonds will result in the lowest Qualified Rate Stabilization Charges consistent with market conditions at the date and time of pricing and the terms of this QRO; and,

(i)	substantially level total annual payment requirements, which should permit a substantially level or decreasing Qualified Rate Stabilization Charges, subject to rating agency requirements.
73.
BGE’s proposed transaction structure is necessary to enable the Rate Stabilization Bonds to obtain the highest possible bond credit rating, ensures that the structuring and pricing of the Rate Stabilization Bonds will result in the lowest Qualified Rate Stabilization Charges consistent with market conditions at the date and time of pricing and the terms of this Qualified Rate Order, ensures an advantageous financing to benefit customers consistent with market conditions and the terms of this Qualified Rate Order (Sec. 7-520(d)), and protects the competitiveness of the retail electric market.

74.
To ensure that customers receive the benefits due from the proposed securitization and so that the proposed Rate Stabilization Bond transaction will be consistent with the financial test prescribed in the statute, it is necessary that (i) the expected final maturity of the last tranche of Rate Stabilization Bonds does not exceed 10 years from the date of issuance of the Rate Stabilization Bonds (although the legal final maturity of the Rate Stabilization Bonds may extend to 12 years from the date of issuance of the Rate Stabilization Bonds), (ii) the amortization of the Rate Stabilization Bonds is structured to result in substantially level annual amounts of principal and interest, and (iii) BGE otherwise satisfies the requirements of this QRO.

75.
To allow the Commission to fulfill its obligations under the statute related to the securitization approved in this QRO, it is necessary for BGE, for each series of Rate Stabilization Bonds issued, to certify to the Commission that the structure and pricing of that series results in the lowest Qualified Rate Stabilization Charges consistent with market conditions at the date and time that the Rate Stabilization Bonds are priced and the terms of this QRO and, if additional credit enhancements or arrangements to enhance marketability or reduce interest rate risks were used, to certify that they are expected to provide benefits in excess of their cost as required by this QRO.

D.  Use of Proceeds

76.
Upon the issuance of Rate Stabilization Bonds, BondCo will use the net proceeds from the sale of the Rate Stabilization Bonds (after payment of transaction costs) to pay to BGE the purchase price for all of BGE’s rights under the QRO, which rights will thereupon become Rate Stabilization Property.

77.	The net proceeds from the sale of the BGE’s rights under the QRO (after payment of transaction costs) will be applied by BGE to finance or recover its Rate Stabilization Costs.

78.	To ensure that the net proceeds from the sale of the Rate Stabilization Bonds are used in the manner provided in Finding of Fact Nos. 76 and 77, BGE will (within 6 months of the issuance of the Bonds) submit an accounting to the Commission, reconciling the amount of the net proceeds of the Bonds with its actual total Rate Stabilization Costs. In the event that the net proceeds exceed the final Costs, BGE will implement a credit to customers to adjust for the difference, through the Financing Credit balancing mechanism proposed by BGE. If the final Costs exceed the net proceeds, BGE may apply to the Commission for another QRO (if feasible and desirable), or may otherwise provide for recovery of the difference from customers through adjustment to the Financing Credit balancing mechanism proposed by BGE.

79.
BGE filed with the application an affidavit, signed by its three directors, showing that it is BGE’s intention in good faith to use the proceeds of the Rate Stabilization Bonds for the purposes identified in the application.

CONCLUSIONS OF LAW

1.	BGE is an Electric Company to which the provisions of Sec. 7-547 and Parts III and IV of S.B. 1 apply.

2.	BGE has filed, and the Commission has approved, the first phase of BGE’s Rate Stabilization Plan, as required by Sec. 7-548.

3.
BGE is entitled, pursuant to Secs. 7-548(a)(4) and 7-524(b), to file an application for a Qualified Rate Order to finance and recover its Rate Stabilization Costs incurred in connection with its Rate Stabilization Plan.

4.	The Commission has jurisdiction and authority over BGE’s application, and authority to approve and issue this Qualified Rate Order pursuant to Sec. 7-526.

5.	Notice of BGE’s application was provided in compliance with the proposed regulations of the Commission concerning applications of this type, pursuant to COMAR 20.07.04.11B.

6.	BondCo will be an Assignee, as defined in Sec. 7-520(b), when an interest in Rate Stabilization Property (Sec. 7-520(i)) is transferred, other than as security, to BondCo.

7.	The holders of the Rate Stabilization Bonds (Sec. 7-520(f)) and the Indenture Trustee will each be a Financing Party, as defined in Sec. 7-520(c).

8.	BondCo may issue Rate Stabilization Bonds (Sec. 7-520(f)) in accordance with this Qualified Rate Order (Sec. 7-520(d)).

9.
The securitization financing approved in this Qualified Rate Order satisfies the requirement of Sec. 7-526 that the Rate Stabilization Bonds are issued to finance or recover Rate Stabilization Costs, as defined in Secs. 7-520(g) and 7-525.

10.
This Qualified Rate Order, including the Issuance Advice Letter required hereunder, adequately details the amount to be recovered and the period over which nonbypassable Qualified Rate Stabilization Charges (Sec. 7-520(e)) are authorized to be recovered in accordance with Sec. 7-527(b). Although Qualified Rate Stabilization Charges may not be imposed for a period longer than 12 years, under Sec. 7-527(b), that does not preclude the Servicer from collecting Qualified Rate Stabilization Charges attributable to services rendered during the 12-year period but remaining unpaid at the end of that period.

11.	This Qualified Rate Order is final upon its issuance and, in accordance with Sec. 7-528(c), is not subject to rehearing by the Commission and may be appealed only as provided in Sec. 7-528(c). In addition, once this Qualified Rate Order becomes effective, in accordance with its terms, it will be irrevocable, and not subject to reduction, impairment, or adjustment by further act of the Commission, except for the further procedures approved in this Qualified Rate Order, as required or permitted by Secs. 7-531, 7-533 and 7-534.

12.
In accordance with Sec. 7-532, this Qualified Rate Order will terminate and expire 1 year after the date of its adoption if, during that period, no Rate Stabilization Bonds authorized in this Qualified Rate Order shall have been issued, but this period will be extended by any period during which judicial proceedings for review may be pending in accordance with Sec. 7-528(c).

13.
The rights and interests of BGE or its successor under this Qualified Rate Order, including the right to impose, collect and receive the Qualified Rate Stabilization Charges are only contract rights until they are first transferred to an Assignee or pledged in connection with the issuance of Rate Stabilization Bonds, whereupon they become Rate Stabilization Property, in accordance with Sec. 7-537.

14.
The rights, and interests of BGE or its successor, conveyed to BondCo in the Rate Stabilization Property Purchase and Sale Agreement and the related Bill of Sale, including the irrevocable right to impose, collect and receive Qualified Rate Stabilization Charges, will become Rate Stabilization Property upon that transfer, pursuant to Sec. 7-537(a)(1).

15.
The Rate Stabilization Property will constitute a present property right for purposes of contracts concerning the sale or pledge of property, even though the imposition and collection of the Qualified Rate Stabilization Charges depends on further acts by BGE or others that have not yet occurred, as provided by Sec. 7-537(b)(1), and that property shall continue to exist until the later of the time specified in the Qualified Rate Order or the payment in full of the Rate Stabilization Bonds, pursuant to Sec. 7-537(b)(2).

16.
All revenues and collections resulting from the Qualified Rate Stabilization Charges will constitute proceeds only of the Rate Stabilization Property arising from this Qualified Rate Order, in accordance with Sec. 7-537(c).

17.
Upon the transfer of BGE’s rights to BondCo, as described above, BondCo will have all of the rights, title and interest with respect to the Rate Stabilization Property, including the right to impose, collect and receive the Qualified Rate Stabilization Charges. However, pursuant to a Servicing Agreement, substantially in the form authorized and approved in this Qualified Rate Order, BGE will undertake to bill and collect the Qualified Rate Stabilization Charges, on BondCo’s behalf, from all of BGE’s residential electric delivery service customers (or, in some cases, from REPs or other electric suppliers who are authorized in accordance with this Qualified Rate Order to bill such customers), and to remit the same to the Indenture Trustee for the account of BondCo.

18.
The Rate Stabilization Bonds issued pursuant to this Qualified Rate Order will be “Rate Stabilization Bonds” as defined in Sec. 7-520(f), and the holders thereof are entitled to all of the protections provided under Sec. 7-535 and related provisions of S.B. 1.

19.	Amounts that are required to be paid to the Servicer as Qualified Rate Stabilization Charges under this Qualified Rate Order and the tariffs approved hereby are

“Qualified Rate Stabilization Charges as defined in Sec. 7-520(e), whether or not such charges are set out as a separate line item on the residential electric customer’s bill, provided that the bill complies with the standards required by Sec. 7-541. A billing disclosure substantially in the form submitted by BGE as its Exhibit MDC-3 will comply with this disclosure requirement.

20.
Any payment of Qualified Rate Stabilization Charges by a residential electric customer to the Servicer, or to an REP or other entity authorized to collect Qualified Rate Stabilization Charges from residential retail electric customers pursuant to orders of the Commission will discharge the residential retail electric customer’s obligations in respect of that payment, but will not discharge the obligations of any REP or other entity responsible for collecting Qualified Rate Stabilization Charges to remit such payments to the Servicer of the Rate Stabilization Bonds, or the obligations of the Servicer to remit such payments to the Indenture Trustee on behalf of BondCo.

21.
As provided in Sec. 7-540, the interests of BondCo, as an Assignee, and the Indenture Trustee, as a pledgee, in the Rate Stabilization Property and in the revenues and collections arising from that Property, are not subject to setoff, counterclaim, surcharge, or defense by BGE or any other person or in connection with the bankruptcy of BGE or any other entity.

22.
The methodology approved in this Qualified Rate Order to periodically true-up the Qualified Rate Stabilization Charges satisfies the requirements of Sec. 7-531, and otherwise is permitted by that section and implements the purposes of the securitization financing.

23.
When BGE transfers its rights under this Qualified Rate Order to BondCo under an agreement that expressly states that the transfer is a sale or other absolute transfer then, in accordance with the provisions of Sec. 7-539, that transfer will be a true sale of an interest in Rate Stabilization Property and not a secured transaction or other financing arrangement and title, legal and equitable, to the Rate Stabilization Property will pass to BondCo. As provided in Sec. 7-539, that classification of the transfer shall apply without regard to whether the purchaser has any recourse against the seller, or any other term of the parties’ agreement, including BGE’s servicing role as the collector of Qualified Rate Stabilization Charges under the Servicing Agreement, or the treatment of the transfer as a financing for tax, financial reporting, or other purposes.

24.
As provided in Sec. 7-542(b), a valid and enforceable lien and security interest in the Rate Stabilization Property, including all proceeds of that Property, is created only by this Qualified Rate Order and the execution and delivery of a security agreement with the Indenture Trustee, on behalf of the holders of the Rate Stabilization Bonds. This lien and security interest will attach automatically from the time that value is received for the Rate Stabilization Bonds and, on perfection through the filing of notice with the Maryland State Department of Assessments and Taxation in accordance with the rules to be prescribed by that Department pursuant to Sec. 7-542(d), will be a continuously perfected lien and security interest in the Rate Stabilization Property and all proceeds of that Property, whether accrued or not, will have priority in the order of filing and will take precedence over any subsequent judicial or other lien creditor.

25.
As provided in Sec. 7-542(c), the transfer of an interest in Rate Stabilization Property to BondCo, as an Assignee, will be perfected against all third parties, including subsequent judicial or other lien creditors, when this Qualified Rate Order becomes effective, transfer documents have been delivered to that Assignee, and a notice of that transfer has been filed in accordance with the rules prescribed by the Maryland State Department of Assessments and Taxation, referred to above; provided, however, that if notice of the transfer has not been filed in accordance with this process within 10 days after the delivery of transfer documentation, the transfer of the interest will not be perfected against third parties until the notice is filed. The transfer to BondCo of BGE’s rights under this Qualified Rate Order will be a transfer of an interest in Rate Stabilization Property for purposes of Sec. 7-542(c).

26.
As provided Sec. 7-542(e), the priority of a lien and security interest perfected in accordance with Sec. 7-542, will not be impaired by any later change in the Qualified Rate Stabilization Charges pursuant to Secs. 7-531, 7-533 or 7-534, or by the commingling of funds arising from Qualified Rate Stabilization Charges with other funds; and any other security interest that may apply to those funds will be terminated when they are transferred to a segregated account for the benefit of an Assignee or a Financing Party. To the extent that Qualified Rate Stabilization Charges are not collected separately from other funds owed by residential retail electric delivery customers or REPs, the amounts to be remitted to such segregated account for the benefit of an Assignee or a Financing Party may be determined according to system-wide charge-off percentages, collection curves or such other reasonable methods of estimation, as set forth in the Servicing Agreement.

27.
In accordance with Sec. 7-542(e)(3), if Rate Stabilization Property has been transferred to an Assignee, any proceeds of the Rate Stabilization Property will be treated as held in trust for the Assignee.

28.
Pursuant to Sec. 7-542(f), if a default or termination occurs under the Rate Stabilization Bonds, the Financing Parties or their representatives may foreclose on or otherwise enforce their lien and security interest in the Rate Stabilization Property as if they were secured parties under Chapter 9 of the Maryland Uniform Commercial Code; and, upon application by or on behalf of the Financing Parties, the Commission may order that amounts arising from the Qualified Rate Stabilization Charges be transferred to a separate account for the benefit of the Financing Parties, to which their lien and security interest shall apply.

29.
As provided in Sec. 7-542(f)(3), if a default or termination occurs under the Rate Stabilization Bonds, on application by or on behalf of the Financing Parties, the Circuit Court for Baltimore City, Maryland, Business and Technology Case Management Program, shall order the sequestration and payment to those parties of revenues arising from the Qualified Rate Stabilization Charges; and, in accordance with Sec. 7-542(g), this order will remain in full force and effect notwithstanding any reorganization, bankruptcy, or other insolvency proceedings with respect to BGE or its successors or assignees or any other Servicer.

30.	In accordance with Sec. 7-535(a), (b), and (c), the Rate Stabilization Bonds authorized by this Qualified Rate Order are not a debt or obligation of the State of

Maryland, and are not a charge on its full faith and credit or that of any other governmental unit of this State; nor are they directly, indirectly, or contingently a moral or other obligation of the State or any such governmental unit to levy or pledge any tax or make an appropriation to pay the Rate Stabilization Bonds; nor is the taxing power of the State or any such other governmental unit pledged to the payment of the principal or interest on the Rate Stabilization Bonds.

31.
To further the public purposes of S.B. 1, however, and pursuant to Sec. 7-535(d), the State of Maryland has pledged for the benefit and protection of all Financing Parties and BGE, that the State, its governmental units and agencies (including the Commission) will not take or permit any action that would impair the value of Rate Stabilization Property or, except as required or permitted by Secs. 7-531, 7-533 or 7-534 of the Public Utility Companies Article, reduce, alter or impair the Qualified Rate Stabilization Charges to be imposed, collected, and remitted to any financing parties, until the principal, interest and premium, if any, and any other charges incurred and contracts to be performed in connection with the Rate Stabilization Bonds, have been paid and performed in full. To additionally further the purposes of this provision, and S.B. 1 generally, in accordance with the provisions of Sec. 7-535(d)(2), BondCo is authorized to include this pledge in any documentation relating to the Rate Stabilization Bonds and their public marketing.

32.
As provided in Sec. 7-538, a transaction that involves the transfer and ownership of the Rate Stabilization Property and the receipt of Qualified Rate Stabilization Charges is exempt from state and local income, sales, franchise, gross receipts, and other taxes or similar charges.

33.	In accordance with Sec. 7-540(b), this Qualified Rate Order will remain in full force and effect and unabated notwithstanding the bankruptcy of BGE, its successors, or assignees or any other Servicer.

34.
BGE retains sole discretion regarding whether or when to assign, sell or otherwise transfer the rights and interests created by this Qualified Rate Order or any interest therein, or to cause the issuance of any Rate Stabilization Bonds authorized by this Qualified Rate Order.

35.
The true-up mechanism, and all other obligations of the State of Maryland and the Commission, as set forth in this Qualified Rate Order, are direct, explicit, irrevocable and unconditional upon issuance of the Rate Stabilization Bonds, and are legally enforceable against the State of Maryland and the Commission.

ORDERING PARAGRAPHS

Based upon the record, the Findings of Fact and Conclusions of Law set forth herein, and for the reasons stated above,

IT IS THEREFORE, this 28th day of December, in the year Two Thousand and Six, by the Public Service Commission of Maryland,

Approval

ORDERED:      (1) Approval of Application. The application of Baltimore Gas and Electric Company for the issuance of a Qualified Rate Order, as authorized by Secs. 7-548(a)(4) and 7-524(b), is approved, as provided in Sec. 7-526, and in this Qualified Rate Order.

(2) Authority to Securitize. BGE is authorized to securitize and to cause the issuance of Rate Stabilization Bonds (Sec. 7-520(f)) by its wholly-owned finance subsidiary BondCo, in an aggregate principal amount equal to the total estimated Rate Stabilization Costs, as revised and updated pursuant to an Issuance Advice Letter to be delivered by BGE to the Commission within 48 hours after the pricing of the Rate Stabilization Bonds. These costs are presently expected to aggregate $630 million, and to consist of the following three principal items: (a) $614 million of expected deferred purchased power costs and other deferred costs, incurred and to be incurred by BGE in connection with its Rate Stabilization Plan; (b) $7.3 million of carrying charges expected to be incurred with respect to such deferred costs, at BGE’s actual unsecured borrowing rates, through the expected date of issuance of the Bonds (March 1, 2007); and (c) total upfront issuance costs of the Rate Stabilization Bonds in an amount not to exceed $8.8 million. The final upfront issuance cost will be increased to include the costs of the Commission's advisor, PRAG. However, the Company may seek to recover any prudently incurred upfront issuance costs in excess of $8.8 million plus the cost of the Commission’s advisor through the Financing Credit balancing mechanism. All such amounts must be revised and updated by BGE through its delivery to the Commission of an Issuance Advice Letter, reflecting the most current information and the actual terms of the Bonds, within 48 hours after the pricing of the Bonds. Delivery of the Issuance Advice Letter, substantially in the form of the Appendix A to this Qualified Rate Order, and containing the information and calculations described therein, is a condition to the authorization to cause the issuance of Rate Stabilization Bonds in compliance with this Qualified Rate Order. BGE is authorized to cause the issuance of Rate Stabilization Bonds by BondCo, in the updated aggregate principal amount reflected in the Issuance Advice Letter. If the actual up-front issuance costs of the Rate Stabilization Bonds are less than the up-front issuance costs included in the principal amount of the Rate Stabilization Bonds, the periodic billing requirement for the first semi-annual true-up adjustment shall be reduced by the amount of such excess unused funds (together with income earned thereon through investment by the Indenture Trustee in eligible investments) and such excess unused funds (together with income earned thereon through investment by the Indenture Trustee in eligible investments) shall be available for payment of debt service on the bond payment date of the Rate Stabilization Bonds next succeeding such true-up adjustment. If the final up-front issuance costs of the Rate Stabilization Bonds are more than the amount of such up-front issuance costs included in the principal amount of the Rate Stabilization Bonds, the excess costs shall be recovered from the residential electric delivery service customers of BGE through the Financing Credit balancing mechanism. In addition, if Rate Stabilization Costs actually incurred prove to be more or less than the amount of such costs included in the principal amount of the Rate Stabilization Bonds, the difference shall be charged to (or credited to) the residential electric delivery service customers of BGE through the Financing Credit balancing mechanism proposed by BGE.

(3) Recovery of Qualified Rate Stabilization Charges. In accordance with this Qualified Rate Order, Qualified Rate Stabilization Charges are authorized to be imposed on, collected, and received from all residential electric delivery service customers of BGE, within its service area as that exists on the date of adoption of this Qualified Rate Order (and to be imposed on, collected and received from all other entities which, under orders of the Commission, are authorized to bill any such customers for any such Charges), in amounts sufficient to provide for the timely recovery of the aggregate Rate Stabilization Costs approved pursuant to this Qualified Rate Order

(including scheduled payments of principal and interest on the Rate Stabilization Bonds authorized hereby). REPs and any other entities that are authorized to bill and collect Qualified Rate Stabilization Charges from residential electric delivery service customers of BGE pursuant to orders of the Commission shall pay the Qualified Rate Stabilization Charges billed to them by BGE (or another Servicer) under the Servicing Agreement, whether or not they collect the Qualified Rate Stabilization Charges from the residential retail electric customers whom they bill, as reduced by the permitted loss percentage and lag percentage established in accordance with Ordering Paragraph 33.

(4) Issuance Advice Letter. BGE shall submit a draft Issuance Advice Letter to the Commission, substantially in the form of Appendix A to this Qualified Rate Order, for review not later than two weeks prior to the expected date of the initial marketing of the Rate Stabilization Bonds. Within one week after receipt of the draft Issuance Advice Letter, Commission Staff shall provide BGE comments and recommendations regarding the adequacy of the information provided. A second draft Issuance Advice Letter shall be submitted to the Commission for review within 24 hours before the pricing of the Rate Stabilization Bonds. Within not more than 24 hours before pricing the Rate Stabilization Bonds, BGE shall submit an updated draft Issuance Advice Letter, substantially in the form of Appendix A to this Qualified Rate Order, reflecting then current information and calculations. Within 48 hours after pricing of the Rate Stabilization Bonds and prior to issuance of the Rate Stabilization Bonds, BGE shall file with the Commission a final Issuance Advice Letter substantially in the form of Appendix A to this Qualified Rate Order. The Issuance Advice Letter shall be completed and evidence the actual dollar amount of the initial Qualified Rate Stabilization Charges and other information specific to the Rate Stabilization Bonds to be issued, as set forth in Appendix A, and shall certify to the Commission that the structure and pricing of the Bonds are consistent with the requirements of the Qualified Rate Order, will result in a lower total revenue to be collected under the Qualified Rate Order than the Rate Stabilization Costs revenue that would be recovered over the same period using BGE’s weighted average cost of capital, and will provide the lowest Qualified Rate Stabilization Charges consistent with market conditions at the date and time of pricing and the terms of the Qualified Rate Order. In addition, if original issue discount, additional credit enhancements, or other arrangements to reduce interest rate risks or enhance marketability are used, the Issuance Advice Letter shall include a certification that the original issue discount, additional credit enhancements, or other arrangements are reasonably expected to provide benefits greater than their cost. All amounts which require computation shall be computed in a manner consistent with the form of the Issuance Advice Letter in Appendix A to this Qualified Rate Order. Electronic spreadsheets with the formulas supporting the schedules contained in the Issuance Advice Letter shall be included with such Letter. The initial Qualified Rate Stabilization Charges and the final terms of the Rate Stabilization Bonds, as set forth in the Issuance Advice Letter, shall become effective on the date of issuance of the Rate Stabilization Bonds (which shall not occur prior to the third business day after pricing).

(5) Approval of Tariff. The form of Rider 14 to BGE’s Retail Electric Service Tariff attached as Appendix B to this Qualified Rate Order is approved. On or before the issuance of any Rate Stabilization Bonds under this Qualified Rate Order,

BGE shall file a tariff that conforms to the form of Rider 14 attached to this Qualified Rate Order.

Qualified Rate Stabilization Charges

(6) Imposition and Collection. Qualified Rate Stabilization Charges are authorized to be imposed and collected from all existing and future residential retail electric delivery service customers who are located within BGE’s service area as it exists on the date of adoption of this Qualified Rate Order, in amounts sufficient to provide for the timely recovery of the aggregate Periodic Payment Requirements (including scheduled payments of principal and interest) with respect to the Rate Stabilization Bonds, as approved in this Qualified Rate Order. The initial amount of such Qualified Rate Stabilization Charges shall be as set forth in the Issuance Advice Letter of BGE, calculated in the manner required by this Qualified Rate Order. Thereafter, the amount of such Qualified Rate Stabilization Charges shall be periodically corrected or “trued-up,” as required or permitted by this Qualified Rate Order.

(7) BondCo’s Rights and Remedies. Upon the transfer by BGE of the Rate Stabilization Property to BondCo, BondCo shall have all of the rights, title and interest of BGE with respect to such Rate Stabilization Property including, without limitation, the right to impose, collect and receive the Qualified Rate Stabilization Charges, and to exercise any and all rights and remedies with respect thereto, including the right to authorize disconnection of electric service and to assess and collect any amounts payable by any residential retail customer in respect of the Rate Stabilization Property.

(8) Initial Servicer. As set forth more fully below, BGE and BondCo shall enter into a Servicing Agreement, substantially in the form approved in this Qualified Rate Order, pursuant to which BGE, as initial Servicer, will undertake to collect the Qualified Rate Stabilization Charges from its residential retail electric delivery customers and to remit the same, on behalf and for the account of BondCo, to the Indenture Trustee, to be applied by that Trustee pursuant to the Trust Indenture securing the Rate Stabilization Bonds.

(9) Collector of Qualified Rate Stabilization Charges. In the event that any third party electric provider REP shall be authorized by the Commission to bill such residential retail electric delivery service customers of BGE directly, BGE or any subsequent Servicer shall bill the Qualified Rate Stabilization Charges to that REP, and that REP shall in turn bill the charges to that customer, all under billing procedures to be approved by the Commission, which shall include as a minimum the standards set forth in this Qualified Rate Order.

(10) Collection Period. The Qualified Rate Stabilization Charges related to a series of Rate Stabilization Bonds shall be designed to be collected over a period corresponding to the scheduled maturity of that series, which shall not be greater than 10 years from the date of issuance of the Rate Stabilization Bonds. The Charges relating to a series of the Bonds shall, however, be permitted to be collected over a period corresponding to the legal final maturity of that series (which shall not be greater than 12 years from the date of issuance of the Rate Stabilization Bonds), if that proves necessary to make payments of principal, interest, and premium, if any, with respect to the Bonds. However, this limit will not preclude the collection of Qualified Rate Stabilization Charges after the 12-year period above, if they are attributable to services rendered during that 12-year period.

(11) Nonbypassability. The Qualified Rate Stabilization Charges approved by this Qualified Rate Order shall apply to all present and future residential electric delivery service customers located within the area that is BGE’s service territory on the date of adoption of this Qualified Rate Order, without regard to whether such persons are or continue to be residential SOS service customers of BGE, or may hereafter elect to purchase electric energy from another supplier. In the event that the Commission authorizes any third parties to bill such customers directly, as otherwise provided in this Qualified Rate Order, the Commission shall require the Servicer to bill such parties, and such third parties to bill the customers for the Qualified Rate Stabilization Charges. In addition, to the extent that any other entity, including any municipal or public entity, provides electric transmission or distribution services to residential retail electric delivery service customers within BGE’s present service territory, as described above, the Commission shall ensure, as a condition to the assumption of any such service, that such parties are required to bill and collect the Qualified Rate Stabilization Charges from residential retail electric customers to whom they are providing such services, and remit the same to the Servicer.

(12) True-Ups. True-ups of the Qualified Rate Stabilization Charges shall be undertaken and conducted as described in Appendix E to this Qualified Rate Order. The Servicer shall, in each case, on a semi-annual basis file the true-up adjustments required or permitted pursuant to this Qualified Rate Order [as described in Findings of Fact Nos. 63 - 71], with the necessary information and calculations required in Appendix E and shall give notice of the filing to all parties in this docket.

(13) Ownership Notification. Any entity that bills Qualified Rate Stabilization Charges to residential retail electric consumers shall provide written notification in each bill to the effect that: “this bill includes a qualified rate stabilization charge of [Company to insert amount] per kWh approved by the Maryland PSC that BGE is collecting as Servicer on behalf of BondCo, which owns the qualified rate stabilization charge.”

Rate Stabilization Bonds

(14) Issuance. BondCo is authorized to issue Rate Stabilization Bonds, as provided in this Qualified Rate Order. The principal amount of the Bonds shall be as set forth in the Issuance Advice Letter, delivered to the Commission in compliance with this Qualified Rate Order.

(15) Commission Participation in Bond Issuance. To ensure that the pricing and structuring of the Rate Stabilization Bonds will produce maximum benefits for ratepayers, including the lowest Qualified Rate Stabilization Charges consistent with market conditions at the date and time of pricing and the terms of this Qualified Rate Order, the Commission has determined that Commission staff and PRAG will participate with BGE in all discussions regarding the structuring, marketing and pricing of the Rate Stabilization Bonds.

(16) Principal Amount. The principal amount of the Rate Stabilization Bonds shall be an amount sufficient to provide BGE’s Rate Stabilization Costs, as described in Findings of Fact Nos. 6 - 14, as all such estimated amounts shall be revised and updated in the Issuance Advice Letter at the time of pricing of the Bonds.

(17) Ongoing Costs. The ongoing Rate Stabilization Costs, as set forth in Appendix C to this Qualified Rate Order, shall be recovered on a current basis through the Qualified Rate Stabilization Charges. The initial amount of the ongoing Rate Stabilization Costs shall be revised and updated in the Issuance Advice Letter to reflect any change in the expected principal amount of the Rate Stabilization Bonds and other relevant information available at the time of pricing the Bonds. As provided in Finding of Fact No. 36, in the event that BGE is replaced as initial Servicer, pursuant to the terms of the Servicing Agreement, the Servicing Fee shall be an amount that the Indenture Trustee finds reasonably necessary to pay, in order to engage a utility or other qualified unrelated third party to undertake such duties as Servicer, whether or not it has any other commercial relationship to the residential retail electric delivery service customers to whom the Qualified Rate Stabilization Charges must be billed, not to exceed 1.25% of the initial principal amount of the Rate Stabilization Bonds unless the Company can reasonably demonstrate to the Commission that the services can not be obtained at that compensation level under the market conditions at that time. Any changes to the initial estimated ongoing costs shall be revised and updated on a timely basis, by the Servicer, in connection with the true-up process authorized in this Qualified Rate Order. The compensation to be paid to BGE as Servicer shall be 0.05% of the initial principal amount of Rate Stabilization Bonds. However, the Company may seek to recover any actual incremental costs of servicing BondCo in excess of this amount through the Financing Credit balancing mechanism. The amount payable to the Company as an Administration Fee, under the Administration Agreement, for providing administrative and support services to BondCo, shall be $100,000 per year. However, the Company may seek to recover any actual incremental costs of providing such administrative and support services to BondCo in excess of this amount through the Financing Credit balancing mechanism.

(18) Refinancing. BGE or any Assignee may apply for one or more new or additional Qualified Rate Orders, pursuant to Sec. 7-534, if a refinancing is warranted by the circumstances presented.

(19) Collateral. All Rate Stabilization Property and other collateral shall be held and administered by the Indenture Trustee pursuant to the Trust Indenture securing the Rate Stabilization Bonds, as described in BGE’s application. BondCo shall establish a Collection Account with the Indenture Trustee as described in the application and Findings of Fact Nos. 46 - 51. Upon payment of the principal amount of all Rate Stabilization Bonds authorized in this Qualified Rate Order and the discharge of all obligations in respect thereof, all amounts in the Collection Account, including investment earnings, other than amounts in the Capital Subaccount, shall be released by the Indenture Trustee to BondCo, for distribution in accordance with the Trust Indenture [Finding of Fact No. 52].

(20) Funding of Capital Subaccount. The capital contribution by BGE to BondCo to be deposited into the Capital Subaccount shall, in accordance with [Findings of Fact No. 49] with respect to each series of Rate Stabilization Bonds, be funded by BGE and not from the proceeds of the sale of Rate Stabilization Bonds. Upon payment of the principal amount of all Rate Stabilization Bonds, and the discharge of all obligations in respect thereof, BGE’s initial investment amount in BondCo remaining in the Capital Subaccount shall be released to BondCo for payment to BGE. Any interest earned on such initial investment remaining in the Capital Subaccount shall be released to BondCo for remittance to BGE who will then credit such interest back to residential customers.

(21) Original Issue Discount. BondCo may determine to provide for original issue discount on the Rate Stabilization Bonds.

(22) Credit Enhancement. BondCo may also determine to provide for various forms of credit enhancement including letters of credit, an overcollateralization subaccount or other reserve accounts, and surety bonds, and other mechanisms designed to promote the credit quality or marketability of the Rate Stabilization Bonds. The decision to use such arrangements to enhance credit or promote marketability of the Bonds, and the inclusion of costs of such arrangements in the upfront issuance costs of the Bonds or the authorized ongoing costs relating to their support or administration, is conditioned upon BGE certifying in the Issuance Advice Letter that such arrangements (other than original issue discount) are reasonably expected to provide benefits greater than their cost. BGE shall not be required to enter any arrangements to promote credit quality or marketability unless all related costs and liabilities can be included in Rate Stabilization Costs.

(23) Life of Bonds. The scheduled final maturity of any series of the Rate Stabilization Bonds authorized by this Qualified Rate Order shall not exceed 10 years from the date of issuance of the Rate Stabilization Bonds. The legal final maturity of any series of the Bonds shall not exceed 12 years from the date of issuance of the Rate Stabilization Bonds.

(24) Amortization Schedule. The Commission approves, and the Rate Stabilization Bonds shall be structured to provide, projected annual Qualified Rate Stabilization Charges that are substantially level or decreasing over the period of recovery, if the actual year-to-year changes in residential retail customer delivery load match the changes forecast at the time the Rate Stabilization Bonds are priced, subject to rating agency requirements and to further modification in accordance with the true-up mechanisms approved in this Qualified Rate Order.

(25) Use of BondCo. BGE shall use BondCo, a special-purpose financing subsidiary as proposed in its application, in conjunction with the issuance of any Rate Stabilization Bonds authorized under this Qualified Rate Order. BGE shall contribute to the equity capital of BondCo an amount, presently estimated as an amount equal to 0.5% of the total of such equity capital and the principal amount of the Rate Stabilization Bonds, which BGE shall determine to be sufficient to enable BondCo to carry out its intended functions, comply with the federal income tax standards of Rev. Proc. 2005-62, and comply with the requirements of the rating agencies for the high investment-grade rating of the Rate Stabilization Bonds. BGE may create more than one BondCo, in which event the rights, structure and restrictions described in this Qualified Rate Order with respect to BondCo would be applicable to each such issuer of Rate Stabilization Bonds, to the extent of the Rate Stabilization Property sold to it and the Rate Stabilization Bonds to be issued by it.

Servicing

(26) Servicing Agreement. The Commission authorizes BGE to enter into the Servicing Agreement with BondCo (substantially in the form described in [Finding of Fact No. 34], and to perform the servicing duties approved in this Qualified Rate Order. Without limiting the foregoing, in its capacity as initial Servicer, BGE is authorized to calculate, bill and collect for the account of BondCo, and to remit to the Indenture Trustee for the benefit and account of BondCo, the Qualified Rate Stabilization Charges initially authorized in this Qualified Rate Order (as reduced by the permitted loss percentage and lag percentage established in accordance with Ordering Paragraph 33), as adjusted from time to time to meet the Periodic Payment Requirements as provided in this Qualified Rate Order, and to make such further filings and take such other actions as are required or permitted by this Qualified Rate Order in connection with the periodic true-ups described in this Qualified Rate Order. The Servicer shall be entitled to collect servicing fees in accordance with the provisions of the Servicing Agreement. The Commission prefers that the Servicer remit Qualified Rate Stabilization Charges to BondCo or the Indenture Trustee each business day according to the collections curve. In the event the Servicer remits Qualified Rate Stabilization Charges (as reduced by the permitted loss percentage and lag percentage established in accordance with Ordering Paragraph 33) to BondCo or the Indenture Trustee less frequently than daily, BGE will credit ratepayers through the Financing Credit balancing mechanism, not less frequently than semi-annually, with an amount equal to the earnings (calculated as the sum of the daily Rate Stabilization Charge collections balance estimated using the collections curve multiplied by the applicable daily federal funds rate) on the balances of such collections to (but not including) the remittance date to BondCo or the Indenture Trustee, as the case may be.

(27) Replacement of BGE as Servicer. Upon the occurrence of an event of default under the Servicing Agreement relating to the Servicer’s performance of its servicing functions with respect to the Qualified Rate Stabilization Charges, the Indenture Trustee may replace BGE as the Servicer (with the consent of the BondCo, which shall not be unreasonably withheld) in accordance with the terms of the Servicing Agreement. BGE shall, however, continue to perform its duties as Servicer until a replacement Servicer designated by the Indenture Trustee has assumed such duties under the Servicing Agreement. In addition, no entity may replace BGE as Servicer in any of its servicing functions with respect to this Qualified Rate Order and the Qualified Rate Stabilization Charges authorized hereunder, if the replacement would cause any of the then current credit ratings of the Rate Stabilization Bonds to be suspended, withdrawn, or downgraded.

(28) Amendment of Agreements. The parties to the Servicing Agreement, Trust Indenture, and Purchase and Sale Agreement (regarding the Rate Stabilization Property) may amend the terms of such agreements; provided, however, that no amendment to any such agreement shall impair the then existing rating of the Rate Stabilization Bonds by the rating agencies, or increase the ongoing Rate Stabilization Costs, without the approval of the Commission. Any such proposed amendment that does not increase the ongoing Rate Stabilization Costs shall be effective without prior Commission authorization.

(29) Collection Terms. The Servicer shall remit collections of the Qualified Rate Stabilization Charges to the Indenture Trustee, for the benefit and account of BondCo, in accordance with the terms of the Servicing Agreement. To the extent that third parties are authorized by the Commission to bill and collect for electric services to residential retail electric delivery service customers of BGE, as provided in this Qualified Rate Order, the Commission shall require the Servicer to bill and collect the Qualified Rate Stabilization Charges from such third parties, and shall require such third parties to bill and collect the Qualified Rate Stabilization Charges from customers and make remittances in respect of such charges to the Servicer, as provided in this Qualified Rate Order [Findings of Fact, Nos. 40 - 43]. As more particularly provided in the

Servicing Agreement, if amounts paid with respect to a bill to a residential retail electric delivery service customer are less than the amount of the bill, the amount received shall be credited ratably to the Qualified Rate Stabilization Charges and other charges included on such bill, in proportion to the gross amounts of such charges, respectively, without regard to the amount of any credits included on such bill.

(30) Contract to Provide Service. As a part of the Purchase and Sale Agreement with BondCo, BGE shall undertake that, in consideration of BondCo’s purchase of BGE’s rights under the Qualified Rate Order. BGE will continue to operate its transmission and distribution system to provide delivery service to its residential retail electric delivery service customers within its service area as that exists on the date of adoption of this Qualified Rate Order; and, to the extent that any interest in the Rate Stabilization Property created by this Qualified Rate Order is assigned, sold or transferred to another Assignee, BGE shall enter into a contract with that Assignee that requires BGE to continue to operate its transmission and distribution system in order to provide electric delivery services to the customers above described; provided, however, that this provision shall not prohibit BGE from selling, assigning, or otherwise divesting its transmission and distribution system or any part thereof, so long as the entities acquiring such system or portion thereof agree to continue operating the facilities to provide electric delivery service to the residential retail electric delivery service customers now or hereafter located within the area served by BGE on the date of adoption of this Qualified Rate Order.

Retail Electric Providers

(31) REP Collection of QRS Charges. If an REP is authorized to bill and collect Qualified Rate Stabilization Charges, as provided in this QRO, the

Servicer will bill the Qualified Rate Stabilization Charges to the REP and the REP will collect the Qualified Rate Stabilization Charges from its residential retail customers.

(32) REP Billing and Credit Standards. To implement the purposes of this QRO and the anticipated benefits of the Rate Stabilization Bonds to residential electric retail customers, the Commission does hereby require that an REP must comply with at least the standards set forth below, in order to be authorized to bill and collect Qualified Rate Stabilization Charges under this QRO. If the Commission promulgates more general standards for this purpose, they will include at least the following requirements:

(a) The REP must agree to remit the full amount of charges it bills for services provided by BGE, together with all Qualified Rate Stabilization Charges, regardless of whether payments are received from its customers, within 15 days of BGE’s bill for such charges, as reduced by the permitted loss percentage and lag percentage established in accordance with Ordering Paragraph 33;

(b) The REP must provide the Servicer with total monthly kWh usage information for each customer in a timely manner for the Servicer to fulfill its obligations, as such information is the basis of such remittance;

(c) The Servicer will be entitled, within 7 days after a default by the REP in remitting any charges payable to the Servicer, including Qualified Rate Stabilization Charges, to assume responsibility for billing all charges for services provided by BGE and the Qualified Rate Stabilization Charges, or to transfer responsibility to a qualifying third party;

(d) In addition, if and for so long as the REP does not maintain at least a “Baa2” and “BBB” or the equivalent rating on its long term unsecured debt from Moody’s Investors Service or Standard & Poor’s Rating Services, the REP must maintain, with the Servicer or as directed by the Servicer, a cash deposit or comparable security equal to two months maximum estimated collections of all charges payable to the Servicer including Qualified Rate Stabilization Charges, as such amounts shall be agreed upon between the REP and the Servicer; and

(e) In the event of a default in the remittance of any such charges by an REP, any shortfall in collections of Qualified Rate Stabilization Charges will be taken into account in the periodic true-ups required or permitted under this QRO.

(33) Charge-Off Allowance. As provided in the Servicing Agreement, the Servicer (and, in the case of billing by an REP), the REP may remit to the Indenture Trustee, or in the case of an REP, to the Servicer, an amount equal to the aggregate billings of Qualified Rate Stabilization Charges for each monthly billing period, less an amount equal to the Charge-Off percentage of such Servicer or REP (as certified to the Indenture Trustee for the preceding year), plus an amount, if any, equal to the percentage reflected in a “collection curve” certified to the Indenture Trustee by the Servicer (or other authorized collection party), reflecting the actual collection experience of the Servicer (or such party) in respect of its collection of electric service charges, and the timing of receipt of such charges.

Structure of the Securitization

(34) Structure.  BGE shall structure the securitization as proposed in BGE’s application as modified herein. This structure shall be consistent with Findings of Fact Nos. 72 - 75.

Use of Proceeds

(35) Use of Proceeds. Upon the issuance of Rate Stabilization Bonds, BondCo shall pay the net proceeds from the sale of such Bonds (as reduced by the estimated transaction costs) to BGE for the purchase price of the BGE’s rights under the Qualified Rate Order. BGE will apply these net proceeds to the financing or recovery of its Rate Stabilization Costs.

Miscellaneous Provisions

(36) Continuing Issuance Right. BGE has the continuing irrevocable right to cause the issuance of Rate Stabilization Bonds in one or more series in accordance with this Qualified Rate Order for a period commencing with the date of adoption of this Qualified Rate Order and extending for 12 months thereafter, provided that this period shall be extended by any period during which judicial proceedings for review of the Qualified Rate Order may be pending.

(37) Internal Revenue Service Private Letter or Other Rulings. BGE is not required by this Qualified Rate Order to obtain a ruling from the IRS; however, if it elects to do so, then upon receipt, BGE shall promptly deliver to the Commission a copy of each private letter or other ruling issued by the IRS with respect to the proposed transaction, the Rate Stabilization Bonds or any other matter related thereto. BGE shall also include a copy of every such ruling by the IRS it has received as an attachment to each Issuance Advice Letter the filing of which is required by this Qualified Rate Order.

(38) Binding on Successors. This Qualified Rate Order, together with the Qualified Rate Stabilization Charges herein authorized, shall be binding on BGE and any successor to BGE in whole or in part that provides electric transmission and distribution service directly to residential retail electric delivery service customers in BGE’s service territory as that territory exists on the date of adoption of this Qualified Rate Order. This Qualified Rate Order is also binding on each REP, and any successor, that sells electric energy to residential retail electric customers located within that service territory and is authorized to bill and collect Qualified Rate Stabilization Charges on behalf of BondCo, in accordance with this Qualified Rate Order; and it is binding on the Commission and any successor to the Commission. In this paragraph, a “successor” means any entity, including any municipality or public entity that succeeds by any means whatsoever to any interest or obligation of BGE, including by way of bankruptcy, reorganization or other insolvency proceeding, merger, consolidation, conversion, assignment, pledge or other security, by operation of law or otherwise.

(39) Flexibility. Subject to compliance with the requirements of this Qualified Rate Order, BGE and BondCo shall be afforded flexibility in establishing the terms and conditions of the Rate Stabilization Bonds, including the final structure of BondCo, repayment schedules, term, payment dates, collateral, credit enhancement, scheduled debt service, reserves, interest rates, use of original issue discount, hedges, indices and other financing costs and the ability of BGE, at its option, to cause one or more series of Rate Stabilization Bonds to be issued or to create more than one BondCo for purposes of issuing such Rate Stabilization Bonds.

(40) Effectiveness of Order. This Qualified Rate Order is final and subject to appeal as provided by Sec. 7-528(c) upon its issuance, and is not subject to rehearing by the Commission. Notwithstanding the foregoing this Qualified Rate Order shall not take effect, no Rate Stabilization Property shall be created hereunder, and no

Qualified Rate Stabilization Charges may be imposed, collected or received hereunder until (1) BGE shall have delivered to the Commission its Issuance Advice Letter, as required by this Qualified Rate Order, (2) BGE shall have notified the Commission of BGE’s acceptance of this Qualified Rate Order in the Issuance Advice Letter, and (3) BGE transfers its rights hereunder to BondCo in conjunction with the issuance of the Rate Stabilization Bonds. Upon that transfer, the rights of BondCo with respect to the Qualified Rate Order become Rate Stabilization Property, and BGE shall have no further contract rights with respect to the Qualified Rate Order.

(41) Regulatory Approvals. All regulatory approvals within the jurisdiction of the Commission that are necessary for the securitization of the Qualified Rate Stabilization Charges associated with the costs that are the subject of the application, and all related transactions contemplated in the application, are granted. To the extent that any prior order, or any regulation, of this Commission would be contrary to any of the provisions of this QRO and the effectuation of the securitization transaction authorized herein, those orders or regulations are hereby waived for good case shown.

(42) Effect. This Qualified Rate Order constitutes a legal Qualified Rate Order for BGE, under Sec. 7-528(b). Once it is effective, both this Order and the Qualified Rate Stabilization Charges herein authorized are irrevocable, and are not subject to reduction, impairment, or adjustment by further action of the Commission except in accordance with Secs. 7-531, 7-533 or 7-534. This Qualified Rate Order is subject to the pledge of the State of Maryland, as stated in Sec. 7-535(d)(1), and the Commission directs that it be included in the documentation concerning the Rate Stabilization Bonds herein authorized, including materials pertaining to the offering and sale of such Bonds. A Qualified Rate Order gives rise to rights, interests, obligations and duties of various parties, as expressed in Secs. 7-520 to 7-544. It is the Commission’s express intent to give rise to those rights, interests, obligations and duties by issuing this Qualified Rate Order, and the Commission undertakes to exercise its authority to enforce such rights. BGE and BondCo are directed to take all actions that are required to effectuate the transactions approved in this Qualified Rate Order, subject to compliance with the criteria established herein.

(43) Further Commission Action. The Commission will act pursuant to this Qualified Rate Order, as expressly authorized by Sec. 7-531, to periodically ensure that expected Qualified Rate Stabilization Charge revenues are sufficient to pay on a timely basis scheduled principal and interest on the Rate Stabilization Bonds issued pursuant to this Qualified Rate Order and other costs, including fees and expenses, in connection with the Rate Stabilization Bonds.

(44) All Other Motions, etc., Denied. All motions, requests for entry of specific findings of fact and conclusions of law, and any other requests for general or specific relief not expressly granted herein, are denied for want of merit.

        /s/ Kenneth D. Schisler

        /s/ Allen M. Freifeld

        /s/ Charles R. Boutin
        Commissioners

_____________________
Commissioner Harold D. Williams abstains from this Order.

[Issuance Advice Letter]

Schedule A

Calculation of Securitized Qualified Costs

Amount permitted to be securitized by QRO:
Actual Interest (X XX, 200X through X XX, 200X)
Actual Deferred Rate Stabilization Costs (X XX, 200X through X XX, 200X)
Estimated Deferred Rate Stabilization Costs (X XX, 200X through X XX, 200X)
Estimated Up-Front Qualified Costs (Attachment 1, Schedule B)
Total Securitization Qualified Costs
In the event that proceeds of the Rate Stabilization Bonds are used to pay for any form of credit enhancement, the Issuance Advice Letter will contain a statement that the cost savings from use of the credit enhancement exceeded the cost of the credit enhancement.

In addition, the Issuance Advice Letter will contain a representation that the pricing and structuring of the Rate Stabilization Bonds will result in the lowest Qualified Rate Stabilization Charge consistent with market conditions at the date and time of pricing and the terms of the Qualified Financing Order.